                                                                     EXHIBIT 2.1


                       STOCK AND ASSET PURCHASE AGREEMENT

                                      AMONG

   U.S. INDUSTRIES, INC., JUSI HOLDINGS, INC., USI OVERSEAS HOLDINGS LIMITED,

                                       AND

                                USI CANADA, INC.

                                       AND

                          RACING CHAMPIONS CORPORATION,

                  RACING CHAMPIONS, INC., RCNA HOLDINGS, INC.,

                       RACING CHAMPIONS WORLDWIDE LIMITED,

                                       AND

                            RACING CHAMPIONS LIMITED

                                      DATED

                                 APRIL 13, 1999

                                    SCHEDULES

2.1               Purchase Price Allocation
2.2               Accounting Principles
4.3               Consents of Third Parties
4.4               Capitalization of the Subsidiaries
4.6               Financial Statements
4.7               Absence of Certain Liabilities and Changes
4.8               Taxes
4.9               Material Contracts
4.10              Labor Matters
4.11              Employee Benefit Plans and Benefit Arrangements
4.12              Litigation
4.13              Real Property
4.14              Intellectual Property
4.15              Environmental Matters
4.16              Permits and Licenses
4.17              Insurance
4.20              Year 2000 Compliance
4.21              Title to Tangible Assets
6.2               Conduct of the Business Pending the Closing
6.3               Employee and Employee Benefit Matters
6.13              Treasury Matters
7.1(f)            Consents and Waivers
8.1(a)            Transfer of Certificates for Certain Foreign Shares
9.6               Foreign Subsidiaries Tax Schedule

                                    EXHIBITS


Exhibit A         Form of Bill of Sale

Exhibit B         Form of Assumption Agreement

Exhibit C         Form of Tax Affidavit

Exhibit D         Tax Sharing Agreement

Exhibit E         Registration Rights Agreement

Exhibit F         Form of Opinion of General Counsel of USI

Exhibit G         Legend for Parent Common Stock

                       STOCK AND ASSET PURCHASE AGREEMENT


                                TABLE OF CONTENTS


SECTION 1.      SALE AND PURCHASE OF SHARES AND
                ASSETS; ASSUMPTION OF LIABILITIES............................... 2

SECTION 2.      PURCHASE PRICE.................................................. 3
        2.1     Purchase Price.................................................. 3
        2.2     Adjustment of Purchase Price.................................... 4
        2.3     Payment of Purchase Price....................................... 5

SECTION 3.      CLOSING......................................................... 7
        3.1     Date of Closing................................................. 7
        3.2     Termination..................................................... 7

SECTION 4.      REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES............ 9
        4.1     Organization, Standing and Authority of the Sellers
                and the Subsidiaries............................................ 9
        4.2     Authorization of Agreement...................................... 9
        4.3     Consents of Third Parties.......................................10
        4.4     Capitalization of the Subsidiaries..............................10
        4.5     Ownership of Shares and Certain Assets..........................11
        4.6     Financial Statements............................................12
        4.7     Absence of Certain Liabilities and Changes......................12
        4.8     Taxes...........................................................14
        4.9     Material Contracts..............................................16
       4.10     Labor Matters...................................................18
       4.11     Employee Benefit Plans and Benefit Arrangements.................19
       4.12     Litigation; Compliance with Laws................................23
       4.13     Real Property...................................................24
       4.14     Intellectual Property...........................................25
       4.15     Environmental Matters...........................................28
       4.16     Permits and Licenses............................................31
       4.17     Insurance.......................................................31
       4.18     Investment......................................................31
       4.19     Brokers.........................................................32
       4.20     Year 2000 Compliance............................................32

       4.21     Title to Assets.................................................33
       4.22     Accounts Receivable.............................................33

SECTION 5.      REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES.............33
        5.1     Buyers' Organization............................................33
        5.2     Authorization of the Agreement..................................33
        5.3     Consents of Third Parties.......................................34
        5.4     Litigation......................................................34
        5.5     Financing.......................................................34
        5.6     Investment......................................................35
        5.7     Capitalization of Parent and Its Subsidiaries...................35
        5.8     Due Authorization and Validity of Shares........................36
        5.9     List of Parent Common Stock.....................................36
       5.10     Private Offering................................................36
       5.11     SEC Reports; Financial Statements...............................36
       5.12     Brokers.........................................................37

SECTION 6.      FURTHER AGREEMENTS OF THE PARTIES...............................37
        6.1     Access to Information...........................................37
        6.2     Conduct of the Business Pending the Closing.....................37
        6.3     Employee Benefit Matters........................................38
        6.4     Other Action....................................................39
        6.5     Notices.........................................................40
        6.6     HSR Act.........................................................40
        6.7     Expenses........................................................40
        6.8     Publicity.......................................................40
        6.9     Transfer Taxes..................................................41
       6.10     Preservation of Records.........................................41
       6.11     Certain Post-Closing Assistance.................................41
       6.12     Treasury Matters; Intercompany Debt.............................42
       6.13     No Shopping.....................................................43
       6.14     Consents........................................................43
       6.15     Further Assurances..............................................43
       6.16     Resignations....................................................44

SECTION 7.      CONDITIONS OF CLOSING...........................................44
        7.1     Conditions Precedent to Obligations of Buyers...................44
        7.2     Conditions Precedent to Obligations of Sellers..................45

SECTION 8.      DOCUMENTS TO BE DELIVERED AT THE CLOSING........................46

        8.1     Documents to be Delivered by Sellers............................46
        8.2     Documents to be Delivered by Buyers.............................47

SECTION 9.      INDEMNIFICATION AND RELATED MATTERS.............................48
        9.1     Indemnification.................................................48
        9.2     Determination of Damages and Related Matters....................55
        9.3     Time and Manner of Certain Claims...............................58
        9.4     Procedure for Indemnification...................................58
        9.5     Environmental Indemnification...................................60
        9.6     Additional Provisions regarding Foreign Taxes...................64

SECTION 10.     MISCELLANEOUS...................................................64
        10.1    Entire Agreement................................................64
        10.2    Governing Law...................................................64
        10.3    Table of Contents and Headings..................................64
        10.4    Notices.........................................................65
        10.5    Severability....................................................66
        10.6    Amendment; Waiver...............................................66
        10.7    Binding Effect; Assignment......................................67
        10.8    Best Knowledge..................................................67
        10.9    Counterparts....................................................67
       10.10    Bulk Sales Laws.................................................67

                       STOCK AND ASSET PURCHASE AGREEMENT


                  This Stock and Asset Purchase Agreement, dated as of April 13, 1999, is among U.S. Industries, Inc., a Delaware corporation ("USI"), JUSI Holdings, Inc., a Delaware corporation (the "Domestic Seller"), USI Overseas Holdings Limited, an English company (the "Foreign Seller") and USI Canada, Inc., a Canadian corporation (the "Canadian Seller") (Domestic Seller, Foreign Seller and Canadian Seller are individually referred to herein as a "Seller" and collectively referred to herein as the "Sellers"; and USI and the Sellers are individually referred to herein as a "Seller Party" and collectively referred to herein as the "Seller Parties"), and Racing Champions Corporation, a Delaware corporation ("Parent"), Racing Champions, Inc., an Illinois corporation (the "Domestic Buyer"), Racing Champions Worldwide Limited, an English company (the "Foreign Buyer"), RCNA Holdings, Inc., a Delaware corporation (the "North American Buyer"), and Racing Champions Limited, a Hong Kong company (the "Hong Kong Buyer") (Domestic Buyer, Foreign Buyer, North American Buyer and Hong Kong Buyer are individually referred to herein as the "Buyer" and collectively referred to herein as the "Buyers", and the Buyers and the Parent are individually referred to herein as a "Buyer Party" and collectively referred to herein as the "Buyer Parties").

                                    RECITALS

                  A. Domestic Seller owns all of the issued and outstanding shares of common stock, no par value, as set forth on Schedule 4.4 (the "Domestic Shares") of The Ertl Company, Inc., a Delaware corporation (the "Domestic Subsidiary"). The Domestic Subsidiary owns all of the issued and outstanding shares of capital stock of Ertl Direct, Inc., a Delaware corporation (the "Ertl Subsidiary"). Foreign Seller owns all of the issued and outstanding shares of capital stock as set forth on Schedule 4.4 (the "Foreign Shares") of Britains Petite Limited, an English company ("Britains"), Ertl de Mexico S.A. de C.V., a Mexican corporation ("Ertl Mexico"), Ertl (Europe) Limited, an English company ("Ertl Europe"), Ertl (Hong Kong) Limited, a Hong Kong company ("Ertl Hong Kong") and Ertl Italia S.r.L., an Italian corporation ("Ertl Italy"). The Canadian Seller owns, among other things, certain assets utilized in Canada to conduct operations there which are being sold hereunder (such operations being referred to as "Ertl Canada"). Britains, Ertl Mexico, Ertl Europe, Ertl Hong Kong, Ertl Italy and, except where the context otherwise requires, Ertl Canada, shall be referred to herein individually as a "Foreign Subsidiary", and collectively as the "Foreign Subsidiaries". The

Domestic Subsidiary, the Ertl Subsidiary and the Foreign Subsidiaries shall be collectively referred to herein as the "Subsidiaries". The Domestic Shares and the Foreign Shares shall be collectively referred to herein as the "Shares".

                  B. Subject to the terms and conditions stated herein, (i) the Domestic Seller wishes to sell and the Domestic Buyer wishes to purchase all of the Domestic Shares owned by the Domestic Seller which constitute 100% of the issued and outstanding shares of the capital stock of the Domestic Subsidiary;
(ii) the Foreign Seller wishes to sell and the Foreign Buyer wishes to purchase from the Foreign Seller all of the Foreign Shares of Britains, Ertl Europe and Ertl Italy owned by the Foreign Seller which constitute 100% of the issued and outstanding shares of the capital stock of Britains, Ertl Europe and Ertl Italy;
(iii) the Foreign Seller wishes to sell and the North American Buyer wishes to purchase from the Foreign Seller all of the Foreign Shares of Ertl Mexico owned by the Foreign Seller which constitute 100% of the issued and outstanding shares of the capital stock of Ertl Mexico; (iv) the Foreign Seller wishes to sell and the Hong Kong Buyer wishes to purchase from the Foreign Seller all of the Foreign Shares of Ertl Hong Kong owned by the Foreign Seller which constitute 100% of the issued and outstanding shares of the capital stock of Ertl Hong Kong; and (v) the Canadian Seller wishes to sell and the North American Buyer wishes to purchase from the Canadian Seller the assets of Ertl Canada subject to the assumption by the Foreign Buyer of certain of the liabilities of Ertl Canada.

                  C. The term "Domestic Business" shall mean the business and operations conducted by the Domestic Subsidiary taken as a whole. The term "Foreign Business" shall mean the business and operations conducted by the Foreign Subsidiaries (including Ertl Canada) taken as a whole. The term "Business" shall mean the Domestic Business and the Foreign Business taken as a whole.

                                   AGREEMENTS

                  The parties hereby agree as follows:

SECTION 1.1. SALE AND PURCHASE OF SHARES AND ASSETS; ASSUMPTION OF LIABILITIES.

         Subject to the terms and conditions of this Agreement, at the closing referred to in Section 3 (the "Closing"):

                  (a) the Domestic Seller shall sell, assign, transfer, convey and deliver to the Domestic Buyer free and clear of all claims, liens, title defects, adverse claims, mortgages, easements, pledges, charges, transfer restrictions, rights of first refusal, preemptive rights, options, security interests or other encumbrances (collectively, "Liens"), and the Domestic Buyer shall purchase, acquire and accept from the Domestic Seller, the Domestic Shares;

                  (b) the Foreign Seller shall sell, assign, transfer, convey and deliver to the Foreign Buyer, free and clear of all Liens, and the Foreign Buyer shall purchase, acquire and accept from the Foreign Seller, the Foreign Shares of Britains, Ertl Europe and Ertl Italy;

                  (c) the Foreign Seller shall sell, assign, transfer, convey and deliver to the North American Buyer, free and clear of all Liens, and the North American Buyer shall purchase, acquire and accept from the Foreign Seller, the Foreign Shares of Ertl Mexico;

                  (d) the Foreign Seller shall sell, assign, transfer, convey and deliver to the Hong Kong Buyer, free and clear of all Liens, and the Hong Kong Buyer shall purchase, acquire and accept from the Foreign Seller, the Foreign Shares of Ertl Hong Kong; and

                  (e) the Canadian Seller shall sell, assign, transfer, convey and deliver to the North American Buyer the assets of Ertl Canada as more fully described in the Form of Bill of Sale attached hereto as Exhibit A and the North American Buyer shall assume certain of the liabilities of Ertl Canada as more fully described in the Form of Assumption Agreement attached hereto as Exhibit B.

SECTION 2. PURCHASE PRICE.

         2.1      Purchase Price.

                  (a) The purchase price for the Shares and the assets of Ertl Canada shall be $104,500,000 (the "Initial Price"), subject to post-closing adjustment pursuant to Section 2.2 (as adjusted, the "Purchase Price"). The Purchase Price shall be payable as provided in Section 2.3. All amounts set forth in this Agreement shall be U.S. Dollars unless otherwise stated.

                  (b) The Purchase Price shall be allocated in accordance with
Schedule 2.1, to which allocation Buyers and Sellers agree to be bound. Buyers and Sellers agree to file all returns and reports including, without limitation, all federal, state, local and foreign income and franchise tax returns, on the basis of such allocation.

         2.2      Adjustment of Purchase Price.

                  (a)      The Purchase Price shall be adjusted as follows:

                           (i)   For purposes hereof, "Final Net Worth" shall
mean the assets of the Business less the liabilities of the Business, as reflected in the Final Balance Sheet referred to in Section 2.2(b). "Target Net Worth" shall mean $81,483,000.

                           (ii)  If the amount of the Final Net Worth
determined in accordance with this Section is less than the Target Net Worth, the Purchase Price shall equal the Initial Price minus the amount by which the Target Net Worth exceeds the Final Net Worth.

                           (iii) If the amount of the Final Net Worth is greater
than the Target Net Worth, the Purchase Price shall equal the Initial Price plus the amount by which the Final Net Worth exceeds the Target Net Worth.

                  (b) The Final Net Worth shall be determined as of the commencement of business on the day immediately preceding the day of the Closing with respect to all items other than the cash transactions of the Business and shall be determined as of the close of business on the day of the Closing with respect to the cash transactions of the Business (such determination times are referred to herein as the "Determination Time") on the basis of the balance sheet of the Business as of the Determination Time (the "Final Balance Sheet"); provided, however, that cash transactions for this two-day period will be debited or credited to the related balance sheet account (e.g., accounts receivable, accounts payable or net worth) as of the commencement of business on the day immediately preceding the day of Closing. The Final Balance Sheet shall be prepared by Buyers in accordance with U.S. generally accepted accounting principles ("GAAP") as supplemented by the principles set forth in
Schedule 2.2 (GAAP as so supplemented, the "Accounting Principles").

                  (c) Buyers shall use their best efforts to deliver to Sellers the Final Balance Sheet within forty-five (45) days after the Closing. During the period from the Closing Date (as defined in Section 3.1) until the date of delivery of the Final Balance Sheet, Sellers shall give Buyers and other appropriate personnel such assistance as Buyers shall reasonably request during normal business hours in order to enable them to prepare the Final Balance Sheet. Ernst & Young LLP or such other independent accounting firm engaged by Sellers at Sellers' sole expense (which shall not be the Unrelated Accounting Firm referred to below) ("Sellers' Auditor") shall have the opportunity to observe the taking of the inventory of the Business in connection with the preparation of the Final Balance Sheet, and to examine the work papers, schedules and other documents prepared by Buyers in connection with their preparation of the Final Balance Sheet.

                  (d) Within thirty (30) days following the delivery of the Final Balance Sheet, Sellers shall deliver to Buyers a notice of objection (an "Objection Notice") or a notice of acceptance (an "Acceptance Notice") with respect to the Final Balance Sheet. Such Final Balance Sheet shall be final and binding on the parties if an Acceptance Notice is delivered to Buyers or if no Objection Notice is delivered to Buyers within such thirty (30) day period. Any Objection Notice shall specify in reasonable detail the items on the Final Balance Sheet which are disputed and shall describe in reasonable detail the basis for the objection, as well as the amount in dispute. If an Objection Notice is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fifteen (15) days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to KPMG Peat Marwick LLP or another firm of independent public accountants mutually acceptable to Buyers and Sellers (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Final Balance Sheet within 30 days after the dispute is submitted to them and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by Sellers and Buyers.

         2.3      Payment of Purchase Price.

                  (a) Initial Price. At the Closing, Buyers shall pay to Sellers an amount equal to the Initial Price by:

                           (i)   wire transfer of $83,500,000 in immediately
available funds to an account or accounts designated by USI in writing at least three (3) business days prior to the Closing Date;

                           (ii)  delivery to USI of a certificate or
certificates representing 1,500,000 shares of Common Stock, par value $0.01 per share, of Parent ("Parent Common Stock"); and

                           (iii) if the average of the daily closing trading
prices of a share of Parent Common Stock as reported by Nasdaq for the 20 trading days ending on and including the last trading day prior to the Closing Date (the "ATP") is less than $14.00, an additional payment equal to $21,000,000 minus the product of (A) 1,500,000 multiplied by (B) the ATP. If the ATP is equal to or greater than $12.00 and less than $14.00, the Domestic Buyer will make the payment required by this clause (iii) in immediately available funds to the account designated in clause (i) above. If the ATP is less than $12.00, Domestic Buyer may elect to make any part of the payment required by this clause (iii) either (x) in immediately available funds to the account designated in clause
(i) above, or (y) by delivery to USI of a certificate or certificates representing the number of shares Parent Common Stock equal to the amount of the payment required by this clause (iii) which the Domestic Buyer elects to make in shares of Parent Common Stock divided by the ATP. If the ATP is less than $12.00, the Domestic Buyer may also elect, in lieu of the issuance of all or any part of the shares of Parent Common Stock issuable pursuant to clause (ii) above, to make a payment in immediately available funds to the account designated in clause (i) equal to the product of [a] number of shares of Parent Common Stock issuable pursuant to clause (ii) which Domestic Buyer elects not to issue multiplied by [b] the ATP. Notwithstanding the foregoing, the Buyers will not pay more than $104,500,000 in the aggregate in cash and/or shares of Parent Common Stock (valued based on the ATP) for the Initial Price pursuant to this
Section 2.3(a).

                  (b) Adjustment. If Sellers deliver to Buyers the Acceptance Notice referred to in Section 2.2(d) or fail to deliver an Objection Notice within the thirty (30) day period required by Section 2.2(d), then (i) in the event the Final Net Worth is less than the Target Net Worth, Sellers shall within two (2) business days after the delivery of such Acceptance Notice or the expiration of such thirty (30) day period, as the case may be, pay to Buyers, the amount, if any, by which the Target Net Worth exceeds the Final Net Worth, or (ii) in the event the Final Net Worth exceeds the Target Net Worth, Buyers shall within two (2) business days after the delivery of such Acceptance Notice or the expiration of such thirty (30) day period, as the case may be, pay to Sellers the amount, if any, by which the Final Net Worth is greater than the Target Net Worth. Alternatively, if Sellers deliver to Buyers the Objection Notice referred to in Section 2.2(c), within two (2) business days after such delivery, (y) Sellers shall pay to Buyers the amount, if any, by which the undisputed portion of the Final Net Worth is less than the Target Net Worth, or
(z) Buyers shall pay to Sellers the amount, if any, by which the undisputed portion of the Final Net Worth is greater than the Target Net Worth. Within two
(2) business days after the resolution of any dispute by the parties or the Unrelated Accounting Firm relating to the Objection Notice, Sellers shall pay to Buyers, or Buyers shall pay to Sellers, as the case may be, the amount of any further adjustment required.

                           Any payment pursuant to this Section 2.3(b) shall be
made by a single certified or bank cashier's check to an entity designated by USI or the Domestic Buyer, as the case may be, or, at the recipient's option, by wire transfer of immediately available funds to a single account designated by USI or the Domestic Buyer, as the case may be, and shall be accompanied by payment of an amount determined by computing simple interest on the amount of that payment at the rate of interest announced publicly by Bank of America in San Francisco from time to time as its "reference rate" (on the basis of a 365-day year) from the Closing Date to the date of payment.

SECTION 3.  CLOSING.

         3.1 Date of Closing. The Closing shall take place at the offices of Weil, Gotshal & Manges LLP at 767 Fifth Avenue, New York, NY (or at such other place as the parties may agree in writing) at 10:00 a.m. on a date to be mutually designated by Sellers and Buyers, which shall be no later than five (5) business days after the date when each of the conditions specified in Article 7 has been fulfilled (or waived by the party entitled to waive that condition). The date on which the Closing is held is referred to in this Agreement as the "Closing Date". At the Closing, the parties shall execute and deliver the documents referred to in Section 8.

         3.2      Termination.

                  (a) This Agreement may be terminated at any time prior to the Closing:

                           (i)      by mutual written agreement executed by the
Seller Parties and the Buyer Parties;

                           (ii)     by either Buyers, on the one hand, or
Sellers, on the other hand, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to April 16, 1999, unless the failure to consummate the Closing by such date has been caused by the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement;

                           (iii) by Buyers, so long as Buyers are not then in
breach in any material respect of their obligations under this Agreement, upon a breach of any covenant or agreement on the part of Sellers set forth in this Agreement, or if any representation or warranty of Sellers shall have been or become untrue, in each case such that the conditions set forth in Section 7.1(a) or (b) would not be satisfied and such breach or untruth (A) cannot be cured by the Closing Date or
(B) has not been cured within 30 days of the date on which USI receives written notice thereof from Buyers; or

                           (iv)     by Sellers, so long as Sellers are not then
in breach in any material respect of their obligations under this Agreement, upon a breach of any covenant or agreement on the part of Buyers set forth in this Agreement, or if any representation or warranty of Buyer shall have been or become untrue, in each case such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied and such breach or untruth (A) cannot be cured by the Closing Date or (B) has not been cured within 30 days of the date on which the Domestic Buyer receives written notice thereof from Sellers.

                  (b) In the event of termination of this Agreement by any or all of the parties pursuant to this Section 3.2, written notice thereof shall forthwith be given to the other party or parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein;

                           (i)   upon written request therefor, each party will
redeliver all documents, work papers and other material of any other party or the Subsidiaries relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                           (ii)  all information received by the Buyers, by the
Sellers or by any of their respective counsel, accountants, and other agents and representatives which is governed by the letter agreement, dated August 31, 1998 (the "Confidentiality Agreement"), from Patricoff & Co. Capital Corp. to Parent shall continue to be governed by the provisions of the Confidentiality Agreement;

                           (iii) all filings, applications and other submissions
made with respect to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or other person to which made; and

                           (iv)  none of the parties shall have any liability or
further obligation arising out of this Agreement except (A) for any liability resulting from its breach of this Agreement prior to termination, (B) as provided in paragraphs (i), (ii) and (iii) above, and (C) Sellers' and Buyers' obligations under Section 6.1(b) shall survive the termination of this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES. The Seller Parties jointly and severally represent and warrant to Buyers that:

         4.1 Organization, Standing and Authority of the Sellers and the Subsidiaries. USI, the Domestic Seller, the Domestic Subsidiary and the Ertl Subsidiary each is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and USI and the Domestic Seller each has full corporate power and authority to enter into and perform this Agreement and the applicable agreements and instruments to be delivered at the Closing pursuant to Section 8.1 (the "Seller Ancillary Documents"), and to own and operate its properties and to conduct its business as currently conducted. The Foreign Seller, the Canadian Seller and each Foreign Subsidiary each is a corporation duly organized under the laws of the country of its incorporation and the Foreign Seller and the Canadian Seller each has full corporate power and authority to enter into and perform this Agreement, and the applicable Seller Ancillary Documents, and to own and operate its properties and to conduct its business as currently conducted. Each Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it requires qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect upon the businesses, operations, assets, results of operations, properties, or condition (financial or otherwise) of the Business or the Subsidiaries, taken as a whole ("Material Adverse Effect"). Sellers have delivered to Buyers complete and correct copies of the articles or certificate of incorporation, by-laws and any charter or similar document adopted or filed in connection with the creation, formation or organization of any Subsidiary or any Seller (collectively, the "Charter Documents").

         4.2 Authorization of Agreement. Each Seller Party has all requisite corporate power and authority to execute and deliver this Agreement and the applicable Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the applicable Seller Ancillary Documents by each Seller Party have been duly authorized by all necessary corporate action of each Seller Party and this Agreement constitutes, and when executed, the Seller Ancillary Documents to which such Seller Party is a party will constitute, the legal, valid and binding obligation of each Seller Party enforceable against it in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 Consents of Third Parties. Subject to receipt of the consents, waivers and approvals, and delivery of the notices, referred to in Schedule 4.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Document and the consummation of the transactions contemplated hereby and thereby by each Seller Party will not (i) violate or conflict with the Charter Documents of any Seller or any Subsidiary or the certificate of incorporation or by-laws of USI, (ii) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate, terminate or cancel or permit the acceleration, termination or cancellation of the performance required by, or require the giving of any notice to or obtaining of any consent from any person pursuant to, any material indenture, mortgage, lien, lease, agreement, commitment or other instrument, or any material order, judgment or decree, to which any Seller Party, any Subsidiary or any of their respective affiliates is a party or by which any Seller Party, any Subsidiary or any of their respective affiliates or any of their properties are bound, (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction, statute, code, ordinance, rule or decree (collectively, "Laws") applicable to any Seller Party, any Subsidiary or any of their respective affiliates, or (iv) result in the creation of any material Lien upon the capital stock, properties or assets of any Subsidiary. No consent, permit, approval or authorization of any government or political subdivision thereof, whether federal, state, local or foreign, or any regulatory or administrative agency or authority, or any court, agency or tribunal (collectively, "Governmental Authority") is required on the part of any Seller Party, any Subsidiary or any of their respective affiliates in connection with the execution, delivery and performance of this Agreement, except for:

                  (a) filings with the Federal Trade Commission and the Department of Justice, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act");

                  (b) filings with the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor and any other governmental entity with respect to the transfer of assets and liabilities of Employee Benefit Plans (defined below) pursuant to this Agreement; and

                  (c) change of control notifications described on Schedule 4.3.

         4.4 Capitalization of the Subsidiaries. The capitalization of each Subsidiary is set forth on Schedule 4.4. None of the Shares were issued in violation of any Laws or any Contracts (as defined below). All of the outstanding shares of capital stock of each Subsidiary were duly authorized for issuance and are validly issued, fully paid and non-assessable and none of such shares is held in treasury. Except for this Agreement and as set forth on
Schedule 4.4, there are no outstanding options, warrants, subscriptions, calls, agreements, commitments or rights of any kind to acquire, issue, deliver, transfer or redeem any shares of any class of securities or any securities or other instruments convertible or exchangeable into or for any shares of any class of securities of any Subsidiary, nor are there any obligations to issue any such options, warrants, subscriptions, calls, agreements, commitments, rights or securities. Except as set forth on Schedule 4.4, there are no restrictions of any kind on the transfer of the Shares or the assets of Ertl Canada. Except for the ownership of the Ertl Subsidiary by the Domestic Subsidiary, none of the Subsidiaries, directly or indirectly, owns or controls any capital stock or other interest or participation in any other corporation or business entity, nor is any Subsidiary subject to any obligations or requirements to make any investment or provide any funds in or to any individual, partnership, joint venture, corporation, trust, unincorporated organization, association or limited liability company ("Person").

         4.5 Ownership of Shares and Certain Assets. The Domestic Seller is, and at the Closing will be, the record and beneficial owner of all of the Domestic Shares, free and clear of any Lien, and the Foreign Seller is, and at the Closing will be, the record and beneficial owner of all of the Foreign Shares free and clear of any Lien. All of the issued and outstanding Shares are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. None of the Shares is, or will be at the Closing, subject to any agreement or understanding with respect to voting or transfer thereof. At the Closing, (a) the Domestic Seller will transfer and deliver to the Domestic Buyer good and valid title to all the Domestic Shares, free and clear of any Lien, (b) the Foreign Seller will transfer and deliver to the Foreign Buyer good and valid title to all the Foreign Shares of Ertl Europe, Britains and Ertl Italy, free and clear of any Lien, (c) the Foreign Seller will transfer and deliver to the North American Buyer good and valid title to all the Foreign Shares of Ertl Mexico, free and clear of any Lien, other than one share which is held by a nominee of the Foreign Seller, good and valid title to which will be transferred to a nominee of the North American Buyer, free and clear of any Lien, and (d) the Foreign Seller will transfer and deliver to the Hong Kong Buyer good and valid title to all the Foreign Shares of Ertl Hong Kong, free and clear of any Lien, other than one share which is held by a nominee of the Foreign Seller, good and valid title to which will be transferred to a nominee of the Hong Kong Buyer, free and clear of any Lien. The Canadian Seller has, and at the Closing will have, good and valid title to the assets of Ertl Canada and at the Closing will transfer and deliver to the Foreign Buyer good and valid title to the assets of Ertl Canada free and clear of any Lien subject to the assumption by the Foreign Buyer of the liabilities of Ertl Canada.

         4.6      Financial Statements.

                  (a) The unaudited pro forma balance sheet of the Business, dated as of January 2, 1999 (the "Preliminary Balance Sheet"), and the related pro forma statements of operations and cash flows for the three months then ended, set forth in Schedule 4.6, have been prepared in accordance with the Domestic Subsidiary's past practice, consistently applied, for inclusion in USI's consolidated financial statements.

                  (b) The combined balance sheets of the Subsidiaries as of September 30, 1998, 1997 and 1996, and the related combined statements of operations, changes in invested capital, and cash flows for the years then ended, set forth in Schedule 4.6, present fairly the combined financial position, assets and liabilities of the Subsidiaries at September 30, 1998 1997 and 1996 and the combined results of their operations, changes in financial condition and cash flows for the years then ended, in conformity with GAAP applied on a consistent basis.

         4.7 Absence of Certain Liabilities and Changes. Except to the extent reflected or reserved for in the Preliminary Balance Sheet, the Subsidiaries do not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except
(i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Preliminary Balance Sheet pursuant to contracts listed on Schedule 4.9, (ii) other liabilities or obligations not required to be shown on a balance sheet prepared in accordance with the Accounting Principles incurred in the ordinary course of business consistent with past practice and which are not material in nature or amount individually or in the aggregate, and (iii) liabilities and obligations disclosed on Schedule 4.7. Since the date of the Preliminary Balance Sheet, the Subsidiaries have operated the Business in the ordinary course and, except as set forth on Schedule 4.7, there has not been:

                    (a)  any Material Adverse Effect;

                    (b) any material change in the accounting methods, practices or principles of the Subsidiaries;

                    (c) (i) any grant or payment of, or commitment to pay, any severance or termination pay by the Subsidiaries to any officer, director, employee, consultant, agent or other representative of the Subsidiaries or any increase in compensation or benefits payable by the Subsidiaries under existing employment agreements or severance or termination pay policies to any of their employees other than (x) in the ordinary course of business consistent with past practices, including without limitation normal merit increases for salaried employees, provided that such increases do not exceed $225,000 in the aggregate, or (y) increases or grants required by contracts disclosed in the Schedules hereto,; or (ii) any entering into, amendment or termination of any employment agreement with respect to any employee of any Subsidiary or any contract with any labor union or association representing any employee of any Subsidiary;

                  (d) any entering into, amendment or termination of any Material Contract (as defined in Section 4.9), or any entering into, amendment or termination of any other Contract (as defined in Section 4.9) outside of the ordinary course of business consistent with past practice or that has had or could reasonably be expected to have a Material Adverse Effect;

                  (e) any amendments to the Charter Documents or merger with or into or consolidation with any other Person, subdivision or reclassification, in any manner, of the Shares or any other form of equity of the Subsidiaries or changes or agreements to change in any manner the rights of any Shares or any other form of equity of the Subsidiaries;

                  (f) any issuance, sale, purchase or redemption, or agreements to issue, sell, purchase or redeem, any Shares or any options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to the Shares or any other form of equity;

                  (g) any adoption of a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of any of the Subsidiaries;

                  (h) any sale, lease, transfer or assignment of any assets, tangible or intangible, of any Subsidiary other than for a fair consideration in the ordinary course of business consistent with past practice;

                  (i) any Lien imposed upon any assets, tangible or intangible, of any Subsidiary;

                  (j) any capital expenditure, or delay or failure to make any capital expenditure (or series of related capital expenditures) by any Subsidiary outside the ordinary course of business consistent with past practice;

                  (k) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) by any Subsidiary;

                  (l) any issuance of any note, bond or other debt security by any Subsidiary or creation, incurrence, assumption or guaranty by any Subsidiary of any indebtedness for borrowed money or capitalized lease obligation either involving more than $100,000 singly or $500,000 in the aggregate;

                  (m) any delay or postponement by any Subsidiary of the payment of material accounts payable or other material liabilities outside the ordinary course of business consistent with past practice;

                  (n) any direct or indirect acceleration or taking of any steps to accelerate receipt (or actual receipt) of payment of any material accounts receivable or other material current assets by any Subsidiary outside the ordinary course of business consistent with past practice;

                  (o) any cancellation, compromise, waiver or release by any Subsidiary of any material right or claim (or series of related material rights and claims) outside the ordinary course of business consistent with past practice;

                  (p) any declaration, setting aside or payment by any Subsidiary of any dividend or making by any Subsidiary of any distribution with respect to its capital stock (whether in cash or in kind) or redemption, purchase or other acquisition by any Subsidiary of any of its capital stock;

                  (q) any adoption, amendment, modification or termination by any Subsidiary of any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taking by any Subsidiary of any such action with respect to any other Employee Benefit Plan or Benefit Arrangement (as defined in Section 4.11)); and

                  (r) any existing or new agreement or arrangement made by a Subsidiary to take any action that would cause any representations or warranties in this Agreement to be untrue or incorrect.

         4.8 Taxes. Except as set forth on Schedule 4.8, (i) each Subsidiary has filed (or caused to be filed) in a timely manner, and each consolidated, combined, affiliated or unitary group of which any Subsidiary is or has been a member (each such group, an "Affiliated Group") has filed (or caused to be filed) in a timely manner all Federal, state, local and foreign returns, reports, statements and forms required to be filed under the Internal Revenue Code of 1986, as amended (the "Code") or applicable state, local or foreign Tax laws (the "Tax Returns") and such Tax Returns are true, complete and correct in all material respects;
(ii) each Subsidiary has paid (or the Affiliated Group of which the Subsidiary is or was a member has paid) all Taxes (whether or not shown on any Tax Returns); (iii) there is no outstanding agreement, waiver or consent providing for an extension of the statutory period of limitations with respect to any Taxes or Tax Returns of any Subsidiary and no power of attorney granted by any Subsidiary or any Affiliated Group with respect to any tax matter is currently in force; (iv) no tax liens (except for liens for Taxes not yet due) have been filed and there is no action, suit, proceeding, investigation, audit or claim now pending against any Subsidiary with respect to any Tax, or with respect to which any Subsidiary could be jointly or severally liable under Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign tax provisions, nor is there any assessment asserted by any taxing authority; (v) each Subsidiary has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and is not liable for any Taxes for failure to comply with such laws, rules and regulations, (vi) no Subsidiary is a party to or is otherwise bound by any agreement or understanding providing for the allocation or sharing of Taxes or has any obligation or liability under any such agreement or understanding to which it was once a party or otherwise bound; (vii) no Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by such Subsidiary and no Subsidiary has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method; (viii) no Subsidiary has filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local tax statutes for any tax year ended after December 31, 1995; (ix) no Subsidiary has filed any agreement or consent under Section 341(f) of the Code; and (x) no property of any Domestic Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that Domestic Buyer will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986. Schedule 4.8 contains a list of all pending or threatened federal income tax audits conducted by the Internal Revenue Service or any state, local or foreign governmental authority with respect to Taxes of any Subsidiary that ended within three years of the date of this Agreement. The Domestic Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code and will furnish an affidavit of this status substantially in the form of Exhibit C. For purposes of this Agreement, "Tax" or "Taxes" means any tax, duty, fee, assessment or charge of any nature whatsoever imposed by any government or taxing authority, domestic or foreign, including, without limitation, any gross or net income, gross or net receipts, minimum, sales, use, ad valorem, value added, customs, import, duty, stamp, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property tax or fee, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto.

         4.9 Material Contracts. Schedule 4.9 includes lists of all agreements, contracts, promises, undertakings, or understandings (whether written or oral and whether express or implied) to which any Subsidiary is a party, under which any Subsidiary has or may acquire any rights or has or may become subject to any liability or obligation, or by which any Subsidiary or its assets may be affected (collectively "Contracts") of the following types (such Contracts are collectively, the "Material Contracts"):

                  (a) all patent, trademark, servicemark, trade-name, copyright, royalty, license, inventor and other intellectual property Contracts that involve an annual payment by a Subsidiary to another party of more than $30,000 for any one Contract;

                  (b) all Contracts for the purchase or lease of any materials, supplies, equipment, merchandise or services that involve an annual expenditure by a Subsidiary of more than $50,000 for any one Contract or series of related Contracts;

                  (c) all leases with respect to any personal property under which a Subsidiary is either lessor or lessee that involve annual payments or receipts of $50,000 or more;

                  (d) all Contracts, mortgages, indentures, notes, installment obligations, letters of credit, and other instruments relating to any indebtedness, including, without limitation, any indebtedness for borrowed money, any indebtedness evidenced by notes, debentures or similar instruments, any capitalized lease obligations, any mandatory redemption or dividend rights on capital stock required to be paid in cash, any reimbursement obligations, and any obligations secured by Liens, that may require payments by one or more Subsidiaries of more than $50,000 for any one Contract or series of related Contracts;

                  (e) all distributor, representative, management, marketing, printing, advertising and agency Contracts that involve an annual payment by a

Subsidiary of more than $30,000 for any one Contract or series of related Contracts;

                  (f) all government Contracts and all other agreements with customers that involve an annual payment to or by a Subsidiary of more than $50,000 for any one Contract or series of related Contracts.

                  (g) all Contracts with any current or former officer, director, employee, shareholder, option holder, or warrant holder of any Subsidiary;

                  (h) all Contracts under which any Subsidiary has agreed to indemnify or guarantee the obligations of any Person or to share tax liability with any Person, with a potential liability of more than $50,000;

                  (i) all Contracts limiting the freedom of any Subsidiary to engage in any line of business or in any geographic area;

                  (j) all Contracts relating to the acquisition by any Subsidiary of any operating business or the shares or other interests of any Person;

                  (k) except as disclosed in Schedule 4.11, employment, consulting or severance agreements, collective bargaining agreements, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, or retirement plans or agreements; and

                  (l) any other Contract outside the ordinary course of business consistent with past practice which requires payments to or from any Subsidiary of more than $50,000 in the aggregate or which may have a Material Adverse Effect.

                      Sellers have made available to Buyers complete and correct copies of all items listed or required to be listed on Schedule 4.9 that are in writing, and the descriptions contained in Schedule 4.9 of all items listed or required to be listed therein that are not in writing are complete and correct. Except as disclosed in Schedule 4.9, no Subsidiary and, to the best knowledge of Sellers, no other party to a Material Contract, is in material default under the terms of any Material Contract, and, to the best knowledge of Sellers, no condition or state of facts exists (or would exist upon giving of notice or lapse of time or both) which may result in a material breach of or default under any Material Contract. Each of the Material Contracts is valid and in full force and effect, and no party has notified any Seller or any Subsidiary in writing of its intention to cease to perform any material services required to be performed by it or withhold any material payment required to be made by it thereunder.

         4.10     Labor Matters.

                  (a) Except as set forth on Schedule 4.10(a), there are no collective bargaining agreements in effect relating to the employees of any Subsidiary, or any other contract or commitment to any labor union or association representing any employee of any Subsidiary, nor does any labor union or collective bargaining agent represent any employee of any Subsidiary. To the best of Seller's' knowledge, except as set forth on Schedule 4.10(a), there is no organizational effort currently being made or threatened to organize employees of any Subsidiary for the purpose of forming or joining any labor union. Except as set forth on Schedule 4.10(a), within the past two years, (i) there has been no strike, slow-down, work stoppage, arbitration or other material work-related dispute involving any Subsidiary, and no such action is now pending or, to the best of Sellers' knowledge, threatened, and (ii) no proceeding against any Subsidiary or controversy or dispute between any Subsidiary and any Employee is pending or, to the best of Sellers' knowledge, threatened relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge, complaint or petition filed by any Employee or labor organization with the National Labor Relations Board, the Equal Employment Opportunity Commission, the U.S. Department of Labor or any comparable Governmental Authority, any of which could reasonably be expected to result in a material liability. Each Subsidiary is in compliance in all material respects with the terms of, and is not currently in default in any material respect under, any collective bargaining agreement or other labor union contract covering any Employees.

                  (b) Except as set forth on Schedule 4.10(b), no Subsidiary has incurred or will incur any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state or foreign Laws, including with respect to the provision of any notice of any plant closing or mass layoff taking place up to and including the Closing Date solely attributable to terminations of employment prior to the Closing, which remains unpaid or unsatisfied or which has not been accrued for. Except as set forth on
Schedule 4.10(b), no Subsidiary or Seller has laid off more than 10% of its Employees at any single site of employment in any 90-day period during the last 12 months. As of the Closing, the Domestic Subsidiary has 256 full-time, active employees at plants #1 and #2 in Dyersville, Iowa. During the 90 days immediately prior to Closing, the Domestic Subsidiary has terminated the employment of not more than two employees.

         4.11     Employee Benefit Plans and Benefit Arrangements.

                  (a)      Definitions.

                           (i)  The term "Employees" shall mean all current and
former employees of the Subsidiaries, including employees on approved leaves of absence (whether family leave, workers' compensation, medical leave or otherwise) and the term "Employee" shall mean any of the Employees.

                           (ii) The term "Employee Benefit Plans" shall mean
each and all "employee benefit plans" as defined in Section 3(3) of ERISA, including any Foreign Benefit Plans (as defined below) maintained or contributed to by a Subsidiary or Seller or any trade or business under common control with a Subsidiary or Seller, within the meaning of Section 414 of the Code (an "ERISA Affiliate"), or any predecessor or in which a Subsidiary or Seller on ERISA Affiliate or any predecessor participates or participated and which provides benefits to Employees which shall include (a) any such plans that are "employee welfare benefit plans", as defined in Section 3(1) of ERISA, including, but not limited to, retiree medical and life insurance plans ("Welfare Plans") and (b) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA or to which any of the Subsidiaries contribute or may become liable to contribute that is a "retirement benefits scheme" ("Retirement Benefits Scheme") as defined in Section 611 of the UK Income and Corporation Taxes Act 1988 ("ICTA") ("Pension Plans") except for any Welfare Plan or Pension Plan not sponsored by, and not contributed to by, the Domestic Subsidiary, and which does not cover any Employees.

                           (iii) The term "Benefit Arrangements" shall mean any
life and health insurance, cafeteria plans, dependent care assistance programs, adoption assistance programs, hospitalization, savings, bonus, stock option, stock purchase, stock appreciation right, deferred compensation, incentive compensation, holiday, vacation, termination, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, contracts, collective bargaining agreements, individual employment, consultancy, termination contracts or severance contracts, plans and other policies or practices of the Subsidiaries or Sellers providing employee or executive compensation or benefits to Employees, other than Employee Benefit Plans. Benefit Arrangements shall also include all employee programs for Employees of any Foreign Subsidiary.

                  (b) Schedule 4.11 lists all Employee Benefit Plans and all Benefit Arrangements. Such Schedule also indicates whether any Pension Plans listed thereon participate in trusts sponsored by entities other than the Subsidiaries for investment of plan assets (the "Master Trusts"). With respect to each of the Employee Benefit Plans and Benefit Arrangements, Sellers have delivered or made available to Buyers, as applicable, true, correct and complete copies of any: (i) plans or programs and related trust documents and amendments thereto; (ii) the most recent summary plan descriptions and the most recent annual report (Form 5500 Series); (iii) the most recent actuarial valuation; and
(iv) the most recent determination letter received from the Internal Revenue Service (or in the case of any Retirement Benefits Scheme, the Inland Revenue approval letter). All such reports (Form 5500 Series) with respect to each Employee Benefit Plans have been properly filed in all material respects including the payment in full of any late fees, interest and penalties, if, and to the extent applicable.

                  (c) Except as shown on Schedule 4.11, (i) each Subsidiary is in compliance in all material respects with the terms of each Employee Benefit Plan or Benefit Arrangement and each Employee Benefit Plan or Benefit Arrangement has been maintained in all material respects in accordance with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations including, without limitation, ERISA and the Code (and in the case of any Retirement Benefits Scheme, ICTA); (ii) each Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, or would receive a favorable determination letter if submitted to the Internal Revenue Service; its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or in the case of any Retirement Benefits Scheme is exempt approved under Chapter I of Part XIV of ICTA or is awaiting such approval; and, to the best of Sellers' knowledge, nothing has occurred since the date of such letter (or in the case of any Retirement Benefits Scheme, such approval) that would adversely affect such qualification or exemption; (iii) there are no actions or proceedings (other than routine claims for benefits) pending or, to the best of the Subsidiaries' or Sellers' knowledge, threatened, and no past or current proceedings under the Employee Plans Compliance Resolution System, with respect to any such Employee Benefit Plan or Benefit Arrangement or against the assets of any such Employee Benefit Plan or any fiduciary to any such Employee Benefit Plan or Benefit Arrangement with respect to such plans or arrangements; and (iv) pursuant to the terms of each Employee Benefit Plan or Benefit Arrangement for which Buyers or the Subsidiaries shall have liability following the Closing (other than such Employee Benefit Plans or Employee Benefit Arrangements which cover employees subject to a collective bargaining agreement as such Employee Benefit Plans and Employee Benefit Arrangements may not be unilaterally terminated), each can be terminated within 31 days, without payment of any additional contribution or amount other than liabilities for benefits accrued in the ordinary course through the date of termination and without the vesting or acceleration of any benefits promised by such Employee Benefit Plan or Benefit Arrangement.

                  (d) With respect to any Employee Benefit Plan or Benefit Arrangement, where applicable, (i) there has been no non-exempt "prohibited transaction" (including without limitation as a result of any of the transactions contemplated hereby) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Employee Benefit Plan or Benefit Arrangement; and (ii) except as shown on Schedule 4.11, neither a Subsidiary nor Seller is or was during the preceding six years obligated to contribute to any multi-employer plan covering Employees which would give rise to any obligation by a Subsidiary or Seller and neither a Subsidiary nor Seller has assumed any obligation of any predecessor of a Subsidiary or Seller with respect to any multi-employer plan covering Employees.

                  (e) Except as shown on Schedule 4.11 or as required by Section 4980B of the Code, no Employee Benefit Plan or Benefit Arrangement provides medical or death benefits with respect to Employees beyond their retirement or other termination of employment. Any continuation coverage provided under any Welfare Plans is in good-faith compliance with Section 4980B of the Code and is at the expense of the participant or beneficiary. True and correct copies of the most recent reports (the "FASB Reports") regarding post-retirement benefits under Employee Benefit Plans, other than pension benefits, prepared in accordance with Financial Accounting Standards Board Statement No. 106 as amended, have been delivered to the Buyer. There has been no adverse change in the benefit formulas in the Employee Benefit Plans covered by any such FASB Report since the date of such report with respect to the Employees.

                  (f) No accumulated funding deficiency or unpaid required installments within the meaning of Section 412 of the Code exists with respect to any Employee Benefit Plan that is subject to Title IV of ERISA (a "Title IV Plan"). With respect to each Title IV Plan, there has not occurred any reportable event within the meaning of Section 4043 of ERISA or the regulations thereunder. The Pension Benefit Guaranty Corporation has not instituted or, to the knowledge of a Subsidiary or Seller, threatened a proceeding to terminate any Title IV Plan.

                  (g) With respect to the merger or spin-off of any Employee Benefit Plans or any assets thereunder occurring prior to the Closing Date, all applicable IRS Forms have been timely filed by the Subsidiary or Seller and any and all rules set forth in ERISA or the Code or the regulations thereunder providing for the protection of participants in such Employee Benefit Plans have been followed in all material respects, including, but not limited to, the rule providing that each participant of any such plan will be entitled to a benefit after the merger or spin-off equal to or exceeding the benefit before such merger or spin-off and, in the case of a merger or spin-off between two defined contribution Employee Benefit Plans, the rule providing that each participant shall have an account balance after the merger at least equal to their account balance before such merger or spin-off.

                  (h) No Employee Benefit Plan or Benefit Arrangement or any other agreement, program, policy or other arrangement by or to which any Subsidiary or any Seller is a party, is bound or is otherwise liable, by its terms or in effect could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement which payment would constitute an "excess parachute payment" within the meaning of Section 280G of the Code. The consummation of the transactions contemplated by this Agreement will not result in the payment, vesting or acceleration of any benefit which would constitute a liability of Buyers or any Subsidiary.

                  (i) Each Foreign Employee Benefit Plan (as defined below) has been maintained in all material respects in compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with applicable regulatory entities. Neither the Subsidiaries nor the Sellers have incurred any obligations in connection with the termination of or withdrawal from any Foreign Employee Benefit Plan, or have any unfunded liability with respect to benefits under any such Foreign Employee Benefit Plan. "Foreign Employee Benefit Plan" means (i) any plan, fund or other similar program established or maintained outside the United States of America by a Subsidiary or Seller primarily for the benefit of Employees residing outside of the United States of America which plan, fund or other similar program provides retirement income for such Employees, results in a deferral of income for such Employees in contemplation of retirement or provides payments to be made to such Employees upon termination of employment, and which plan is not subject to ERISA or the Code, and (ii) any plan, fund or other similar program established or maintained outside the United States of America by a Subsidiary or Seller primarily for the benefit of Employees residing outside of the United States of America which plan, fund or similar program is not described in (i) above including, but not limited to, any plan, fund or other similar program established or maintained outside the United States of America by a Subsidiary or Seller providing benefits comparable to those provided under Welfare Plans.

                  (j) Each individual who receives continuation coverage under
Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA ("COBRA") with respect to any Subsidiary makes payments for such coverage that are not less than the cost to the Subsidiaries of such coverage, and, if Buyers or the Subsidiaries do not change any plan pursuant to which COBRA coverage is made, each individual who receives COBRA coverage after the Closing Date because such individual is a qualified beneficiary whose qualifying event occurred prior to the Closing Date or whose qualifying event occurred in connection with a covered employee whose last employment was prior to the Closing Date will be required to make payments for such coverage that are not less than the cost to the Subsidiaries of such coverage. Notwithstanding the foregoing, the vision care portion of the cost of COBRA coverage is intended to cover the total cost of such self-insured benefit, and such employee-paid cost, together with any accrual on the Final Balance Sheet specifically relating to COBRA costs for employees who terminated employment prior to the Closing Date, will not be less than the cost to the Subsidiaries for such coverage.

         4.12     Litigation; Compliance with Laws.

                  (a) There are no judicial or administrative actions, proceedings or investigations pending or, to the best of the Sellers' knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by the Sellers in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Sellers' knowledge, threatened, or any order, injunction or decree outstanding, against Sellers that, if adversely determined, would individually or in the aggregate, have an adverse effect on the Sellers' ability to perform their obligations under this Agreement.

                  (b) (i) No Subsidiary is in material violation of any applicable Law, or any other applicable requirement of any Governmental Authority, and (ii) no written notice has been received by any Seller, any Subsidiary or any of their respective affiliates alleging any such material violations.

                  (c) Except as disclosed in Schedule 4.12, there are no judicial, legal, regulatory, arbitration or administrative actions, proceedings or governmental investigations (a "Suit") pending against any Subsidiary or, to the best of Sellers' knowledge, threatened against any Subsidiary, and no Subsidiary is subject to any outstanding injunction, order, decree, ruling or charge.

         4.13     Real Property.

                  (a) Schedule 4.13(a) sets forth a true and complete list of all of the real property of the Business owned by the Subsidiaries (the "Owned Property"). Except as set forth on Schedule 4.13, the Subsidiaries have good, valid and marketable fee simple title to each parcel of Owned Property free and clear of all Liens, other than (i) those reflected or reserved against in the Preliminary Balance Sheet, (ii) those reflected in any title abstracts with respect to the Owned Property that are listed on Schedule 4.13, copies of which have been previously provided to Buyers, (iii) imperfections of title, easements, encroachments, rights-of-way, pledges, charges, restrictions and encumbrances, including, without limitation, survey matters, landlord's liens, mechanics' liens, repairmen's liens and other similar liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used in the Business or materially impair the operations of the Business, and (iv) taxes and general and special assessments not yet due and payable without penalty or interest (Liens of the type referred to in clauses (i) through (iv) above being hereinafter referred to as "Permitted Liens"). Sellers have previously delivered to Buyers surveys of the Owned Property dated October 23, 1998 and April 7, 1999, and such surveys are accurate, correct and complete.

                  (b) Schedule 4.13(b) sets forth a true and complete list of all of the real property leases in effect as of the date hereof with respect to the Business under which any Subsidiary is a lessee (collectively, the "Leased Property"). Sellers have made available to Buyers true, correct and complete copies of all such Leases, including all amendments, modifications and renewals thereof. All such Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect as of the date hereof. There are no existing material defaults by any Subsidiary beyond any applicable grace periods under such Leases, and no Subsidiary has received any notice of any material default. Except as set forth in Schedule 4.13, the consummation of the transactions contemplated by this Agreement will not constitute a default, or give rise to a right of termination, cancellation or acceleration of any right under, any of the Leases. The Owned Property and the Leased Property shall be collectively referred to herein as the "Real Property".

                  (c) The Real Property set forth on Schedule 4.13(a) and 4.13(b) constitutes all real property owned, used or occupied by any of the Subsidiaries. Except as set forth on Schedule 4.13, there are no leases, contracts, options, agreements or enforceable rights or obligations relating to or affecting the Real Property to which any Subsidiary is a party or by which the Real Property is otherwise bound or affected. To the best of Sellers' knowledge, except as set forth on Schedule 4.7(j), there are no material structural or nonstructural defects (including, without limitation, inadequacy for normal use of mechanical systems and fixtures) in any building or its systems or fixtures (including, without limitation, the HVAC system, plumbing system, electrical system, sprinkler system and sewer and water systems) or other improvements situated on the Real Property and all building systems, fixtures, structures, fixtures and improvements, owned, leased or used any of the Subsidiaries, are in all material respects in good condition and working order (reasonable wear and tear excepted) and are adequate in quality and quantity for the normal operation of the Business and the Real Property. To the best of Sellers' knowledge, except as set forth on Schedule 4.7(j), none of the Real Property is located in a recognized wetland, flood prone area, flood risk area, flood plain or similarly restricted area or is subject to any shoreland regulations. To the best of Sellers' knowledge, none of the Seller Parties or the Subsidiaries has any notice or knowledge of capital expenditures on the Real Property (excluding only normal repairs made consistently with past practice) that would be necessary to conduct the Business as presently conducted. The Subsidiaries have all easements and rights, including without limitation, easements for all utilities, services, roadways, and other ways of ingress and egress, adequate and sufficient to conduct the Business. Neither the whole nor any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, and no notice of such condemnation, requisition or taking has been served upon any of the Subsidiaries or any of the Seller Parties. None of the Seller Parties' have received notice of the commencement of any public improvements and, to the best of Seller's knowledge, there are no public improvements planned which may reasonably be expected to result in special assessments against or otherwise materially and adversely affect any of the Real Property. To the best of Sellers' knowledge, no governmental agency has issued any work order, and there have been no court orders requiring repairs, alterations or corrections of any condition on the Real Property.

         4.14     Intellectual Property.

                  (a) The term "Intellectual Property" as used herein includes all foreign and domestic (i) patents, industrial design registrations, inventions (whether or not patentable and whether or not reduced to practice) and applications therefor, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (collectively, "Patents"); (ii) trademarks, service marks, trade names, fictitious names, Internet domain names, d/b/a's, collective marks, certification marks, logos, symbols, trade dress, other indicia of source, and registrations and applications for registration therefor (collectively, "Trademarks"); (iii) trade secrets, know-how, and confidential and proprietary information (including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists) (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, copyrights therein and thereto, and registrations and applications for registration therefor (collectively, "Copyrights"); and (v) all other proprietary rights ("Other Proprietary Rights").

                  (b) Schedule 4.14(b) contains a complete and accurate list of all registered Intellectual Property owned by each Subsidiary, each license, agreement or permission any third party has granted to any Subsidiary for Intellectual Property and each license, agreement or other permission which any Subsidiary has granted to any third party with respect to any of its Intellectual Property. Except as otherwise indicated in Schedule 4.14(b), (i) each Subsidiary exclusively owns all right, title and interest in and to, and exclusively holds full legal, equitable and beneficial ownership of, the Intellectual Property owned by such Subsidiary (including without limitation the exclusive right to use, sell, transfer, assign and license same without payment to any third parties), free and clear of all Liens, and (ii) each Subsidiary has the right to use the Intellectual Property licensed or currently used by such Subsidiary.

                      (i) All of the issued Patents owned or, to the best of Sellers' knowledge, used by each Subsidiary are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use) and are not subject to any maintenance fees or Taxes or actions falling due within ninety
(90) days after the date of the Closing. In each case where an issued Patent is held by the Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. All products made, used or sold under the issued Patents have been marked with the proper patent notice.

                      (ii) All Trademarks owned or, to the best of Sellers' knowledge, used by each Subsidiary that have been registered with the United States Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including without limitation the timely post-registration filing of affidavits of use and incontestability and renewal applications) and are not subject to any maintenance fees or taxes or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Trademark is held by the Subsidiaries by assignment, the assignment has been duly recorded with the United States Patent and Trademark Office and all other jurisdictions of registration. All products and materials containing a Trademark bear the proper notice where permitted by law.

                      (iii) Schedule 4.14(b)(iii) sets forth a description of all measures (including, without limitation, entering into confidentiality and non-disclosure agreements with officers, directors, employees, and consultants of the Subsidiaries and other persons with access to the Trade Secrets) taken by the Subsidiaries to protect the secrecy, confidentiality and value of the Trade Secrets of the Subsidiaries.

                      (iv) All of the Copyrights owned or used by each Subsidiary that have been registered with the United States Copyright Office are currently in compliance with formal legal requirements and are not subject to any fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Copyright is held by the Subsidiaries by assignment, the assignment has been duly recorded with the United States Copyright Office and all other jurisdictions of registration. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice.

                  (c) Any Intellectual Property owned by any third party and used in the operation of the business of any Subsidiary prior to the Closing was obtained by the Subsidiaries under a license to the Subsidiaries from the owner or agent of the owner of such Intellectual Property, which license is binding and enforceable and the use of all such Intellectual Property prior to the Closing by the Subsidiaries has not violated the terms of any such license in any material respect.

                  (d) Except as disclosed on Schedule 4.14(d) attached hereto, within the past three years, no claim or position has ever been asserted in writing or, to the knowledge of Sellers, threatened that any Patents, Trademarks or Copyrights are invalid, unenforceable, unpatentable, unregisterable or cancelable, and, to the knowledge of Sellers, no valid basis for any such claim or position exists.

                  (e) Except as disclosed on Schedule 4.14(e), no claim or position has ever been asserted in writing or, to the knowledge of Sellers, threatened that any Subsidiary has violated any Intellectual Property rights or breached any agreement granting any Subsidiary Intellectual Property rights, and, to the knowledge of Sellers, no valid basis for such claim or position exists.

                  (f) Except as disclosed on Schedule 4.14(f), no Suit is currently pending or, the best of Seller's knowledge, threatened concerning any claim or position that any Subsidiary has violated any Intellectual Property rights or breached any agreement granting any Subsidiary Intellectual Property rights, and, to the knowledge of Sellers, no valid basis for any such Suit exists.

                  (g) Except as disclosed on Schedule 4.14(g), no Person has violated or been alleged to have violated, in any material respects, any Subsidiary's rights in or to any Intellectual Property, nor is any Suit pending concerning any such violation or alleged violation, nor, to the knowledge of Sellers, does any valid basis exist for such Suit.

                  (h) The Intellectual Property identified on Schedule 4.14(b) comprises all of the Intellectual Property rights necessary for the operation of the Business as currently conducted. Except as set forth on Schedule 4.14(h), all Intellectual Property owned or used by the Subsidiaries or in connection with the Business immediately prior to the Closing and which is material individually or in the aggregate to the Subsidiaries or the Business will be owned or available for use by the Subsidiaries or in connection with the Business on substantially similar terms and conditions following the Closing.

         4.15 Environmental Matters. Except as disclosed on Schedule 4.15 and its enumerated sections,

                  (a) the operations of the Subsidiaries, the Business and the Real Property, are in material compliance with all applicable Environmental Laws;

                  (b) no Hazardous Materials are present in, or have been Released to, the soils, surface water, groundwater or air on, in, at, upon or beneath the Real Property, nor have any Hazardous Materials migrated from the Real Property, in a manner or concentration not in compliance with any applicable Environmental Law or Environmental Permits;

                  (c) the Subsidiaries have obtained and currently maintain all Environmental Permits necessary for their operations and are in material compliance with such Environmental Permits, and there are no oral or written notices or proceedings pending nor, to the Sellers' knowledge, threatened alleging a violation of any Environmental Permit or seeking to revoke any Environmental Permit;

                  (d) except for costs and obligations incurred in order to maintain compliance with Environmental Laws and Environmental Permits in the ordinary course of its business, none of the Subsidiaries or the Real Property are in receipt of or subject to any Environmental Claim or Order arising out of, or relating in any way to, any (w) Environmental Laws, (x) Remedial Action, (y) Environmental Claim, or (z) Release or threatened Release of any Hazardous Material;

                  (e) there are no legal proceedings pending or, to the Sellers' knowledge, threatened against the Subsidiaries or involving the Real Property alleging the violation of or making a claim under any Environmental Law or Environmental Permit; and

                  (f) none of the Subsidiaries nor, to the Sellers' knowledge, any owner or occupant of the Real Property, has filed any notice with any Environmental Authority under any Law reporting the presence of a Hazardous Material at, in, on, beneath or from, or the Release of a Hazardous Material into the environment at, the Owned Property or the Leased Property except as required pursuant to applicable Environmental Law or Environmental Permits.

                           The following definitions shall be applicable to
Sections 4.15 and 9.5:

                           "Environmental Authority" means any governmental or
regulatory body, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) having jurisdiction over or in any way regulating or enforcing any Environmental Law.

                           "Environmental Claim" means any claim, third party
information request, summons, petition, decree, appeal, suit, consent, decree or order, demand, notice or administrative ruling with respect to any Environmental Law, Environmental Permit or Order or which may result in any Environmental Costs and Liabilities.

                           "Environmental Costs and Liabilities" means any and
all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) together with all deed, well or use restrictions or notices which materially diminish the market value of any Real Property, arising from or relating to any Hazardous Material, Release, Remedial Action, Environmental Law, Environmental Permit or Order.

                           "Environmental Law" means any applicable federal,
state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment or natural resources, and includes, but is not limited to, the Comprehensive Environmental
Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the Hazardous Material Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601 et seq., the Toxic Substance Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Insecticide Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state, local or foreign statutes, codes, regulations and policies.

                           "Environmental Permit" means any permit, approval,
authorization, license, variance, registration, or permission required under any applicable Environmental Law or order of or from any Environmental Authority.

                           "Hazardous Material" mean any substance, material or
waste which is regulated by any Environmental Authority or pursuant to any Environmental Law including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

                           "Order" means any notice, notice of violation,
information request, order, consent, consent order, injunction, judgment, decree, consent decree, ruling, writ, assessment or arbitration award.

                           "Release" means any release, spill, emission,
leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, emission, dispersal, leaching, or migration of any Hazardous Material into any media, whether air, soil, water or groundwater.

                           "Remedial Action" means all actions, including,
without limitation, any capital expenditures, required by any applicable Environmental Authority, Environmental Law or Environmental Permits, to (i) clean up, remove, treat, or in any other way address any Hazardous Material;
(ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material; (iii) perform pre-remedial studies and investigations or post-remedial monitoring; or (iv) bring facilities on any property owned, operated or leased by the Sellers and the facilities located and operations conducted thereon into compliance with all Environmental Laws. Remedial Action shall not be pursued to a standard which is unrelated to the operation of the Business as of the Closing Date or use of the Real Property for industrial, manufacturing or warehousing purposes.

         4.16 Permits and Licenses. Except as set forth in Section 4.15(c), the Subsidiaries have all material permits, licenses, franchises and other authorizations (collectively, the "Permits") necessary or required for the conduct of the Business as currently conducted. All such Permits, licenses, franchises and authorizations are listed on Schedule 4.16 and are valid and in full force and effect and the Business is in compliance with the terms and conditions of such Permits except to the extent that any such non-compliance, individually or in the aggregate, will not or could not reasonably be expected to have a Material Adverse Effect or to adversely affect the ability of any Seller to perform its obligations under this Agreement, and no proceeding is pending, or, to the knowledge of the Sellers, threatened, to revoke, suspend, modify, cancel or limit any Permit in a manner that will or could reasonably be expected to have a Material Adverse Effect or to adversely affect the ability of any Seller to perform its obligations under this Agreement.

         4.17 Insurance. Schedule 4.17 lists all insurance policies pursuant to which the Subsidiaries are insured as of the date of this Agreement. Such policies are in full force and effect and, to the knowledge of the Sellers, sufficiently insure against risks and liabilities customary for the Business. The Subsidiaries are not in material default with respect to any provision contained in any such policy and have not failed to give any notice or present any pending material claim under any such policy or binder in due and timely fashion. The Subsidiaries have not received a notice of cancellation or nonrenewal of any such policy. The Sellers have no knowledge of any material inaccuracy in any application for such policies, any failure to pay premiums when due or any similar state of facts which might form the basis for termination or material adverse modification of any such insurance. The Sellers have no knowledge of any act, event or occurrence that could give rise to a claim under any director and officer insurance policy held on behalf of the Subsidiaries.

         4.18 Investment. Each Seller (a) understands that the shares of Parent Common Stock issuable pursuant to this Agreement have not been, and except as provided in the Registration Rights Agreement attached hereto as Exhibit E will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) is acquiring the shares of Parent Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning the shares of Parent Common Stock and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Parent Common Stock; (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Parent Common Stock; and (f) is an "accredited investor" (as defined in Rule 501(a) of Regulation D under the Securities Act).

         4.19 Brokers. No broker, finder or investment banker (other than Patricoff & Co. Capital Corp., a true and correct copy of whose engagement agreement has been provided to Buyers) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers, and Sellers will pay all fees and expenses of Patricoff & Co. Capital Corp.

         4.20     Year 2000 Compliance.

                  (a)      Definitions.

                           (i)  The term "Year 2000 Compliant" means, with
respect to a Person's Information Technology, that the Information Technology is designed to be used prior to, during and after the calendar Year 2000 A.D., and the Information Technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data to the extent other Information Technology, used in combination with such Information Technology, properly exchanges date/time data with it.

                           (ii) "Information Technology" with respect to a
Person means all computer software, computer firmware, computer hardware (whether general or specific purpose), terminal devices and related communications networks, and other similar or related items of automated, computerized or software systems that are used by such Person in the conduct of its business, whether leased, licensed or owned.

                  (b) The Sellers and the Subsidiaries have made commercially reasonable efforts to evaluate whether the Information Technology of each of the Subsidiaries is Year 2000 Compliant. The Sellers and the Subsidiaries have evaluated whether critical Information Technology of the Subsidiaries is Year 2000 Compliant. As of March 26, 1999, all critical Information Technology of the

Subsidiaries has either been replaced or brought to compliance, except as set forth in Schedule 4.20. Major critical dates have been tested successfully on the Domestic Subsidiary's Information Technology.

         4.21 Title to Assets. Except as set forth on Schedule 4.21, each of the Subsidiaries has good and valid title to all of the assets it owns or purports to own and a valid leasehold interest in all of the assets it leases or purports to lease, free and clear of any Liens (other than Permitted Liens with respect to the Owned Property). The assets of the Subsidiaries (including the assets of Ertl Canada), as of immediately following the Closing, will be adequate, in quality and quantity, for the Buyers and the Subsidiaries to conduct the Business as currently conducted. Each tangible asset of the Subsidiaries has been maintained in accordance with normal industry practice and is in good operating condition and repair (reasonable wear and tear excepted), and none of such assets is in need of maintenance or repairs except for ordinary, routine repairs that are not material in nature or cost.

         4.22 Accounts Receivable. The accounts receivable of the Business as reflected on the Preliminary Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES.

             The Buyer Parties jointly and severally represent and warrant to Sellers as follows:

         5.1 Buyers' Organization. Each Buyer Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the full corporate power and authority to enter into and to perform this Agreement and the agreements and instruments to be delivered by such Buyer Party at the Closing pursuant to Section 8.2 (the "Buyer Ancillary Documents").

         5.2 Authorization of Agreement. Each Buyer Party has all requisite corporate power and authority to execute and deliver this Agreement and the applicable Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of the Buyer Parties and this Agreement constitutes, and when executed, the Buyer Ancillary Documents to which such Buyer Party is a party will constitute, the legal, valid and binding obligation of each Buyer Party, enforceable against it in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3 Consents of Third Parties. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by each Buyer Party will not (i) violate or conflict with the certificate of incorporation, by-laws or other constitutional documents of the Buyer Parties; (ii) conflict with, or result in the breach or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require the giving of any notice to or obtaining any consent from any person pursuant to, any material indenture, mortgage, lien, lease, agreement, commitment or other instrument or any material order, judgment or decree, to which any Buyer Party is a party or by which it or its properties are bound; or (iii) constitute a violation of any Law applicable to any Buyer Party, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) and (iii) which could not reasonably be expected to adversely affect any Buyer Party's ability to perform its obligations under this Agreement. No consent, permit, approval or authorization of any Governmental Authority is required on the part of Buyers in connection with the execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, except for filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act.

         5.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Buyers' knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by the Buyer Parties in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Buyers' knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer Parties that, if adversely determined, would have a material adverse effect upon the Buyer Parties' ability to perform its obligations under this Agreement or the Buyer Ancillary Documents.

         5.5 Financing. Buyers have all funds, or have delivered copies of commitments from financial institutions as to the provision of funds, as necessary to pay the Initial Price and related fees and expenses, and (assuming the availability of any such funding from financial institutions) Buyers have the financial capacity to perform all of their other obligations under this Agreement and the closing documents to be executed hereunder.

         5.6 Investment. Buyers are purchasing the Shares for investment purposes and not with a present view to resell or distribute the Shares, and will not sell the Shares in violation of applicable federal, state or foreign securities laws.

         5.7 Capitalization of Parent and Its Subsidiaries.

             (a) The authorized capital stock of Parent consists of 28,000,000 shares of Parent Common Stock, of which, as of April 9, 1999, 16,085,997 shares were issued and outstanding and no shares were held in treasury. All of the issued and outstanding shares of Parent Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of April 9, 1999, 1,771,459 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options or warrants to purchase shares of Parent Common Stock (the "Parent Stock Options"). Since April 9, 1999, no shares of the Parent's capital stock have been issued other than pursuant to the exercise of Parent Stock Options. Except as set forth above in this Section 5.7, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Parent,
(iii) no options or other rights to acquire from Parent or its subsidiaries, and no obligations of Parent or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (iv) no equity equivalents, or interests in the ownership or earnings, of the Parent or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Parent Securities"). There are no outstanding obligations of the Parent or its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

             (b) All of the outstanding capital stock of the Parent's subsidiaries is owned by the Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Parent. There are no outstanding contractual obligations of the Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Parent.

         5.8 Due Authorization and Validity of Shares. The shares of Parent Common Stock to be issued pursuant to this Agreement have been duly authorized and, when delivered as contemplated hereby, will be validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights.

         5.9 Listing of Parent Common Stock. The outstanding Parent Common Stock is listed on NASDAQ, and the listing agreement with respect thereto is in full force and effect. No action has been taken or, to the best of Buyers' knowledge, threatened by NASDAQ with respect to the delisting or permanent suspension from trading of the Parent Common Stock.

         5.10 Private Offering. Assuming the representations of the Sellers are true and complete, the issuance and delivery of the shares of Parent Common Stock to Sellers pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.

         5.11 SEC Reports; Financial Statements.

             (a) Parent has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since June 13, 1997 (the "Parent SEC Reports"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed. None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

              (b) The Buyers have heretofore made available to USI a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

         5.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Buyers.

SECTION 6. FURTHER AGREEMENTS OF THE PARTIES.

         6.1 Access to Information.

             (a) Prior to the Closing, Buyers may make such investigation of the business and properties of the Subsidiaries as Buyers may desire, and USI may make such investigation of the Buyer as USI may desire, and upon reasonable notice, each party shall give to the other party and their counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of the Subsidiaries and Buyer respectively, and, if pertinent, the Sellers, and each party shall furnish to the other party during that period all copies of documents and information concerning the Business and Buyer respectively, as such party may reasonably request subject to applicable law.

             (b) Each party shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents in accordance with, and subject to the terms of, the Confidentiality Agreement.

         6.2 Conduct of the Business Pending the Closing. Until the Closing, except as otherwise set forth in Schedules 2.2, 4.7 and 6.2 or contemplated by this Agreement, Sellers shall cause the Subsidiaries to conduct their respective businesses and operations in their ordinary course consistent with past practice and to comply with the provisions set forth below:

             (a) none of USI, the Sellers or the Subsidiaries shall take any actions, or fail to take any reasonable action within their control, which would cause any of the representations or warranties in Article 4 to be or become untrue in any material respect;

             (b) Sellers shall promptly notify Buyers of, and furnish to Buyers any information that Buyers may reasonably request with respect to the occurrence of, any event or the existence of any state of facts that would result in any of Sellers' representations and warranties not being true if they were made at any time prior to or as of the date of the Closing or materially impair the ability of the Sellers to perform any of the transactions contemplated hereby; and

             (c) the Subsidiaries shall use commercially reasonable efforts to maintain and preserve the Business intact, to retain their present Employees so that they will be available to Buyers after the Closing and to maintain and preserve their relationships with customers, licensors, suppliers and others so that those relationships will be preserved after the Closing.

         6.3 Employee Benefit Matters.

             (a) For a period of six months following the Closing Date, Buyers shall, or shall cause the Subsidiaries to, continue in effect the health and medical plans referenced on Schedule 4.11 (the "Ertl Company Medical Plans") and the severance plans and policies referenced on Schedule 4.11 (the "Subsidiary Severance Plans") for employees employed by the Subsidiaries, and Buyers shall not, and shall not allow the Subsidiaries to, amend or modify any Ertl Company Medical Plan or Subsidiary Severance Plan to reduce the benefits provided thereunder. Buyers or the Subsidiaries shall be solely responsible for any liability arising as a result of (i) the termination of employment, including a constructive termination, by Buyer or any of the Subsidiaries of any Employee after the Closing and (ii) Buyer's or the Subsidiaries' failure to offer employment to Employees of Ertl Canada. The Subsidiaries shall continue to make continuation coverage under COBRA available to each individual who is a qualified beneficiary whose qualifying event occurred prior to the Closing Date or whose qualifying event occurred in connection with a covered employee whose last employment was prior to the Closing Date.

             (b) Transfer of Assets of the Pension Plans. After the Closing Date, Sellers shall cause the assets related to the Ertl Company Retirement Income Plan for Hourly Employees (the "Hourly Plan") held in a Master Trust (the "Master Trust"), to be transferred to a successor trust established by Domestic Buyer (the "New Pension Trust"). Such transfer shall occur as soon as reasonably practicable following receipt by Domestic Buyer of an opinion of counsel to Domestic Seller that the Master Trust meets the requirements of Sections 401(a) and 501(a) of the Code and the receipt by Domestic Seller of notification from Domestic Buyer that the New Pension Trust has been established. The amount of assets transferred from the Master Trust to the New Pension Trust for the Hourly

Plan shall be equal to the fair market value of the assets related to the Hourly Plan on the date of transfer. Domestic Seller shall use its best efforts to transfer amounts pursuant to this Section 6.3 in cash.

             (c) Interim Administration of Pension Plans. Prior to the transfer of the assets of the Hourly Plan to the New Pension Trust pursuant to Section 6.3(b), Domestic Seller shall continue the administration of the Hourly Plan. For purposes of the preceding sentence, "administration of the Hourly Plan" shall include all actions required on a routine basis for the proper maintenance of the Hourly Plan including, but not limited to, transfer to the Master Trust of any employer, previously funded by Buyers' funds, and the payment of all benefits or other distributions to participants required by the provisions of the Hourly Plan. As consideration for the Domestic Seller's obligation to continue the administration of the Hourly Plan, Domestic Buyer agrees to reimburse Domestic Seller, within 15 days of the delivery of proper invoices identifying the charges associated with the Hourly Plan and services provided, for reasonable pro rata out-of-pocket expenses incurred by Domestic Seller in administration of the Hourly Plan including, but not limited to, the routine fees charged by the Hourly Plan's trustee, actuary or other third-parties as set forth on Schedule 6.3(c). If the transfer to the New Pension Trust has still not occurred by September 30, 1999, Domestic Buyer shall continue to reimburse Domestic Seller for the applicable portion of all fees incurred by the Domestic Seller in the administration of the Hourly Plan and the Domestic Buyer shall in addition pay the Domestic Seller $5,000 for each month after September 30, 1999, pro rata by calendar days, unless the transfer has not occurred by September 30, 1999 through the failure of Domestic Seller to satisfy its responsibilities under Section 6.3(b) of this Agreement.

             (d) Sellers and Buyers agree to provide each other with such records and information as they may reasonably request in order to carry out their respective obligations under this Section 6.3. During the period following the Closing and prior to the transfer of assets of the Hourly Plan to the New Pension Trust pursuant to Section 6.3(b), Domestic Seller shall promptly forward to Domestic Buyer any correspondence or written communications received from the IRS or the Department of Labor with respect to any Transfer Plan.

         6.4 Other Action. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         6.5 Notices. Each party shall promptly notify the other party in writing of, and furnish to such party any information that such party may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that would (a) result in the party's representations and warranties not being true if they were made at any time prior to or as of the Closing Date, or (b) impair the party's ability to perform its obligations under this Agreement, provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement, shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 7 of this Agreement and shall not otherwise limit or affect the remedies available to the party receiving such notice, including, without limitation, the remedies under Article 9 of this Agreement.

         6.6 HSR Act. As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file any reports or notifications and pay any fees that may be required to be paid by it under applicable law including filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Each party will use its commercially reasonable efforts to obtain any early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

         6.7 Expenses. Except as otherwise specifically provided in this Agreement, Buyers and Sellers shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

         6.8 Publicity. Buyers and Sellers shall consult with each other before issuing any press release or otherwise making any public statements concerning this Agreement or the transactions contemplated by this Agreement and, except as may be required by applicable law or any listing agreement with or regulation or rule of any stock exchange or The Nasdaq Stock Market, Inc. on which the securities of the parent or other affiliated entity of either any Seller or any Buyer are listed or traded, will not issue a press release or otherwise make such public statement prior to such consultation. If Buyers or Sellers, or parent or other affiliated entity of such parties, are so required to issue a press release or otherwise make a public statement they shall inform and provide draft copies to the other party hereto for review and comment prior to issuing it.

         6.9 Transfer Taxes. Any sales taxes, real property transfer taxes, stamp duty, stamp duty reserve tax, recording fees or any other taxes (other than income taxes which shall be paid by each party) payable as a result of the sale of the Shares or the assets of Ertl Canada or any other action contemplated by this Agreement shall be paid (a) 50% by the Sellers, and (b) 50% by the Buyers (up to a maximum of $30,000 payable by the Buyers, and the Sellers shall pay any amount of Buyers' portion of such taxes in excess of $30,000), with the first $20,000 of Buyers' portion to be paid by Sellers. If Buyers or Sellers make any payment in excess of their respective apportionment of such taxes, such party shall be promptly reimbursed by the other party.

         6.10 Preservation of Records. Buyers agree, at their own expense that they (a) shall preserve and keep the records of the Subsidiaries which were in existence at the time of the Closing for a period of seven years from the Closing, or for any longer periods as may be required by any government agency or ongoing litigation, and (b) shall make such records available to the Sellers as may be reasonably required. In the event Buyers wish to destroy such records after the time specified above, it shall first give sixty (60) days' prior written notice to the Sellers and Sellers shall have the right at their option and expense, upon prior written notice given to the Buyers within that sixty
(60) day period, to take possession of the records within ninety (90) days after the date of the notice to the Sellers.

         6.11 Certain Post-Closing Assistance.

              (a) Buyers shall, at no cost or expense to Sellers, prepare all customary accounting, tax, employment, benefits-related and similar reports for the Subsidiaries for periods up to the Closing Date which are reasonably requested by Sellers, provided that such requests by Sellers shall not unreasonably interfere with the operation of the business of the Subsidiaries or the Buyers or take an unreasonable amount of time of the personnel of the Subsidiaries or the Buyers, and the Buyers shall, at no cost or expense to Sellers, prepare the final USI Financial Reporting and Tax packages substantially in the format previously provided to Buyers. Sellers agree to provide Buyers, at no cost or expense to Buyers, with information in the possession and control of Sellers in respect of accounting, employment, benefits-related and similar reports for the Buyers after the Closing Date to the extent reasonably requested by Buyers.

              (b) Buyers agree to cause the appropriate personnel of the Subsidiaries to assist Sellers in the prosecution or defense of any claims and litigation (including counterclaims and tax refund claims filed by the Sellers) for which Sellers have indemnified Buyers hereunder or which Buyers have not assumed, provided that such assistance does not unreasonably disrupt the business operations of the Subsidiaries. In addition to Seller's indemnification obligations pursuant to Article 9, Sellers shall reimburse the Buyers for any reasonable out-of-pocket travel and similar out-of-pocket expenses incurred by Buyers' or the Subsidiaries' personnel in performing these functions.

         6.12 Treasury Matters; Intercompany Debt.

              (a) Sellers shall continue to cause the funding of the Subsidiaries' checks, in accordance with past practices, which are presented for payment through the day prior to the Closing Date. Sellers shall have no obligation to fund checks which are presented for payment on and after the Closing Date, provided that there is an accrual equal to such amounts on the Final Balance Sheet therefor. Buyers shall assume all of the bank accounts of the Business on the Closing Date and be prepared to fund the above-mentioned checks which are presented for payment on and after the Closing Date. Amounts received in the lockbox and depository accounts of the Business through the close of business on the Closing Date shall be retained by Sellers notwithstanding that, consistent with past practices, such collections may not be credited to Sellers or their affiliates until after the Closing Date.

              (b) Certain of the Subsidiaries are party to or financially supported by certain letters of credit and guarantees, related to the Business, in respect of which the Sellers or their affiliates are subject to continuing obligations (the "Credit Support Documents"), each of which is set forth on
Schedule 6.12. The parties shall use their commercially reasonable efforts to terminate the Credit Support Documents as soon as practicable after the Closing. Buyers shall use their commercially reasonable efforts to cause the obligations which are secured by the Credit Support Documents to be secured or discharged in such a manner that the Sellers or their affiliates will not be required to make any payments relating to the periods after the Closing under the Credit Support Documents in relation thereto. Should any such payments be required of and paid by Sellers, Buyers shall reimburse such Seller making payment upon demand. It is understood that the Subsidiaries shall not have any right to incur any new obligations secured or supported by the Credit Support Documents after the Closing and Buyers shall cause the Subsidiaries not to incur any such obligations.

              (c) The Seller Parties shall cause any and all liabilities and obligations owed by any of the Subsidiaries to any of the Seller Parties or any of the Seller Parties' affiliates (including, without limitation, the Promissory Note dated June 1, 1995 from the Domestic Subsidiary to U.S.I American Holdings, Inc. in the principal amount of $62,992,000, and Promissory Note dated May 31, 1995 from the Domestic Subsidiary to U.S.I American Holdings, Inc. in the principal amount of $69,008,000) to be terminated or canceled prior to the Closing Date without any adverse tax consequences or other costs to any of the Subsidiaries on or after the Closing Date.

         6.13 No Shopping. The Sellers will not, and will cause the Subsidiaries and their respective affiliates, representatives and agents not to, directly or indirectly, (a) solicit, initiate or encourage, discuss or respond to (including, without limitation, by way of furnishing any nonpublic information concerning the business, properties or assets of the Subsidiaries) any proposal or offer from a Person other than the Buyers, or enter into any agreement with or accept any offer from any person other than the Buyers, for a merger, tender offer, exchange offer, reorganization, liquidation, dissolution, purchase or sale of assets outside the ordinary course of business consistent with past practice, sale of shares of capital stock or debt securities, any other business combination or similar transactions involving the Subsidiaries or for the acquisition of an equity interest in, or a substantial portion of the assets of, the Subsidiaries, or any division, operating or principal business unit of the Subsidiaries or (b) furnish any information with respect to, assist or participate in or in any other manner facilitate any effort or attempt by any person to do or seek to do any of the foregoing.

         6.14 Consents. Each of the parties hereto will use its commercially reasonable efforts to obtain consents of all Persons and Governmental Authorities necessary to the consummation by such party of the transactions contemplated by this Agreement (including, without limitation, commercially reasonable efforts by the Seller Parties to obtain all consents and to make all pre-closing notices (and cooperate with all post-closing notices) disclosed on
Schedule 4.3) and will use its commercially reasonable efforts to cooperate with each of the other parties hereto in obtaining such consents. Notwithstanding the foregoing, the Buyer Parties hereby waive and release any and all claims they may have based on any failure by the Seller Parties to obtain, or to use reasonable efforts to obtain, the consents set forth on Schedule 4.14(h).

         6.15 Further Assurances. From time to time, without further consideration, the Sellers and the Subsidiaries will, at their own expense, execute and deliver, or, to the extent not within their discretion, shall use their commercially reasonable efforts to cause to be executed and delivered, such documents to the Buyers as the Buyers may reasonably request in order to consummate the transactions contemplated hereby more effectively and to vest in the Buyers good title to the Shares and the assets of Ertl Canada. From time to time, without further consideration, the Buyers will, at their own expense, execute and deliver, or, to the extent not within their discretion, shall use their commercially reasonable efforts to cause to be delivered, such documents as the Sellers may reasonably request in order to consummate the transactions contemplated hereby more effectively. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement will take or cause its proper officers and directors to take all such necessary action.

         6.16 Resignations. Sellers shall cause the delivery of resignations effective as of the Closing Date of all officers and directors of the Subsidiaries.

SECTION 7. CONDITIONS OF CLOSING.

         7.1 Conditions Precedent to Obligations of Buyers. The obligation of Buyers to consummate the purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyers):

             (a) all representations and warranties of Sellers contained in this Agreement that are expressly qualified by a reference to materiality or Material Adverse Effect shall be true and correct in all respects as so qualified and all of the representations and warranties of Sellers that are not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of the time of the Closing with the same effect as though made again at, and as of, that time (except that representations and warranties which address matters only as of a particular date shall remain true and correct as of such date);

             (b) Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Sellers prior to or at the Closing;

             (c) Buyers shall have been furnished with the documents referred to in Section 8.1;

             (d) the waiting period under the HSR Act with respect to the filings (including any extension thereof) made as contemplated under Section 6.6 shall have expired or been terminated;

             (e) no provision of any applicable law or regulation shall prohibit Sellers, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against Sellers regarding the consummation of the sale and purchase of the Shares pursuant to this Agreement;

             (f) Each of the consents identified on Schedule 7.1(f) must have been obtained and must be in full force and effect and each of the notices identified on Schedule 7.1(f) must have been delivered; and

             (g) from the date of this Agreement through the Closing Date, there shall not have occurred any Material Adverse Effect.

         7.2 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the sale under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Sellers):

             (a) all representations and warranties of Buyers contained in this Agreement that are expressly qualified by a reference to materiality or material adverse effect shall be true and correct in all respects as so qualified and all of the representations and warranties of Buyers that are not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the time of the Closing with the same effect as though made again at, and as of, that time (except that representations and warranties which address matters only as of a particular date shall remain true and correct as of such date);

             (b) Buyers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyers prior to or at the Closing;

             (c) Sellers shall have been furnished with the documents referred to in Section 8.2;

             (d) the waiting period under the HSR Act with respect to the filings (including any extension thereof) made as contemplated under Section 6.6 shall have expired or been terminated;

             (e) no provision of any applicable law or regulation shall prohibit Buyers, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against Buyers regarding the consummation of the sale and purchase of the Shares pursuant to this Agreement; and

             (f) The shares of Parent Common Stock issuable to Sellers pursuant to this Agreement shall have been duly approved for listing on the NASDAQ (subject to notice of issuance) and such approval shall be in full force and effect at the time of Closing.

SECTION 8.  DOCUMENTS TO BE DELIVERED AT THE CLOSING.

         8.1 Documents to Be Delivered by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyers the following:

             (a) (i) the stock certificates evidencing the Shares and (ii) one or more executed stock powers duly endorsed in blank or other instruments of transfer, dated the Closing Date, transferring to Buyers all of each Seller's right, title and interest in and to the respective Shares, provided, however, that the Shares specified on Schedule 8.1(a) may be delivered in accordance with the procedures described on Schedule 8.1(a);

             (b) the Bill of Sale, substantially in the form of Exhibit A, executed by the Canadian Seller, transferring to the North American Buyer all the Canadian Seller's right, title and interest in and to the assets of Ertl Canada together with possession of such assets;

             (c) the Assumption Agreement, substantially in the form of Exhibit B hereto (the "Assumption Agreement"), executed by Canadian Seller;

             (d) a copy of resolutions of the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement by each Seller and a certificate of the secretary or assistant secretary of each Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

             (e) a certificate, dated the Closing Date, executed by an officer of Sellers certifying to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(g);

             (f) the tax sharing and indemnification agreement in the form of Exhibit D (the "Tax Sharing Agreement") executed by the Sellers;

             (g) a registration rights agreement in the form of Exhibit E (the "Registration Rights Agreement") executed by the Sellers;

             (h) opinion of the general counsel of USI, dated as of the Closing Date, in substantially the form of Exhibit F;

             (i) a cross-receipt acknowledging payment and receipt of the Initial Price;

             (j) a tax affidavit, substantially in the form of Exhibit C attached hereto;

             (k) An opinion, in form and substance reasonably acceptable to Buyers, from legal counsel reasonably satisfactory to Buyers as to the good and valid title of the Subsidiaries to the Owned Property, subject only to the Permitted Liens; and

             (l) such other documents as Buyers may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in
Section 7.1, or (ii) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

         8.2 Documents to Be Delivered by Buyers. At the Closing, Buyers shall deliver, or cause to be delivered, to Sellers the following:

             (a) payment and evidence of the wire transfer referred to in
Section 2.3(a);

             (b) a certificate or certificates representing the shares of Parent Common Stock to be issued hereunder, registered in the name of a holder designated by USI, such certificates to bear a restrictive legend in substantially the form set forth on Exhibit G;

             (c) the Assumption Agreement, substantially in the form of Exhibit B hereto, executed by the North American Buyer, evidencing the assumption of the liabilities of Ertl Canada by the North American Buyer;

             (d) a copy of the resolutions of the board of directors of each Buyer authorizing the execution, delivery and performance of this Agreement by each Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

             (e) a certificate, dated the Closing Date executed by an officer of Buyers certifying to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b);

             (f) the Tax Sharing Agreement, executed by the Buyers;

             (g) the Registration Rights Agreement, executed by Parent; and

             (h) such other documents as Sellers may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in
Section 7.2, or (ii) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

SECTION 9. INDEMNIFICATION AND RELATED MATTERS.

         9.1 Indemnification.

             (a) Subject to the provisions of this Article 9, and excluding liability for Taxes which has been resolved by agreement of the parties or by the final determination of a court of competent jurisdiction, with all opportunities for appeal having been exhausted, pursuant to the Tax Sharing Agreement which specifically relates to the facts giving rise to a claim for indemnification under this Section 9.1(a), the Seller Parties will jointly and severally indemnify, defend and hold the Buyer Parties and their affiliates, predecessors, successors and assigns and their respective officers, directors, partners, consultants, employees and agents (collectively, the "Buyer Indemnified Parties") harmless from and against all actions, suits, proceedings, claims, obligations, deficiencies, demands, assessments, judgments, damages, costs and expenses (including, without limitation, any diminution in value), whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including, without limitation, reasonable attorneys' fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing arising or resulting from the following:

                 (i) a breach or inaccuracy of any representation or warranty on the part of any of the Seller Parties under the terms of this Agreement or any other document executed or delivered by any of the Seller Parties pursuant hereto (excluding the representations and warranties in Section 4.15 which are covered by Section 9.5);

                 (ii) non-fulfillment of or failure to perform or comply with any agreement or covenant on the part of any of the Seller Parties under the terms of this Agreement or any other document executed or delivered by any of the Seller Parties pursuant hereto, including, without limitation, the Tax Sharing Agreement;

                 (iii) the Excluded Liabilities (as defined in the Assumption Agreement);

                 (iv) any terminations of Employees or other events, conditions, circumstances, facts, activities, practices, actions or omissions relating to Employees which occur prior to the Closing to the extent not accrued on the Final Balance Sheet, including, without limitation, any liability related to or arising out of WARN (except to the extent that such liability relates to any termination prior to the Closing which results in liability because it is aggregated with terminations after the Closing) and any liability or obligation pursuant to any Employee Benefit Plan or Benefit Arrangements, excluding, however, any liabilities for COBRA coverage for which the Subsidiaries are responsible pursuant to Section 6.3(a) and further excluding any liabilities for which the Seller Parties shall indemnify the Buyer Indemnified Parties pursuant to Section 9.1(a)(vii);

                 (v) any claim by any Person asserted under the bulk sales or similar law applicable with respect to the transfer of the assets of Ertl Canada to the Foreign Buyer pursuant hereto;

                 (vi) any claim by any Person for brokers' commissions or finders' fees or similar payments based upon any agreement alleged to have been made by, through or under any of the Seller Parties or the Subsidiaries (or any Person acting on their behalf) in connection with this Agreement and the transactions contemplated hereunder;

                 (vii) any claim made within four years following the Closing Date relating to any general liability, liability associated with the ownership or use of any vehicle, product liability for products shipped or manufactured by, or any services provided by, any Subsidiary prior to the Closing Date, or any self-insurance programs for vision or dental care for employees of any of the Subsidiaries, if such claim relates to facts or circumstances which occurred prior to the Closing;

                 (viii) any claim made within two years following the Closing Date based upon any warranty or guaranty, express or implied, written or oral, relating to any product shipped or manufactured by, or any services provided by, any Subsidiary prior to the Closing Date;

                 (ix) any claim raised by or relating to Alpha International Inc. ("Alpha") with respect to any of the Subsidiaries or the Business for matters which occurred prior to the Closing Date, including, without limitation, claims by





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

Alpha for breach of contract, misappropriation of trade secrets or other torts, and any failure by the Subsidiaries to collect pre-closing accounts receivable from Alpha in an aggregate amount not less than the amount reflected on the Final Balance Sheet with respect to such accounts receivable, provided, however, that the Seller Parties shall only be required to pay the first $3 million of the losses, damages, costs and expenses of the Buyer Indemnified Parties pursuant to this clause, subject to the Basket (as defined in Section 9.2(c)), plus 50% of the losses, damages, costs and expenses of the Buyer Indemnified Parties pursuant to this clause in excess of $3 million up to $4 million;

                 (x) any and all liabilities or obligations relating to customs or import taxes or duties relating to any events, conditions, circumstances, facts, activities, practices, actions or omissions which occur on or prior to the Closing Date (excluding any liability for Taxes which has been resolved by agreement of the parties or by the final determination of a court of competent jurisdiction, with all opportunities for appeal having been exhausted, pursuant to the Tax Sharing Agreement which specifically relates to the facts giving rise to a claim for indemnification under this Section 9.1(a)(x));

                 (xi) any and all liabilities or obligations relating to Taxes of any of the Subsidiaries attributable to any periods on or before the Closing Date, excluding such liabilities solely to the extent they are reflected on the Final Balance Sheet and excluding any liability for Taxes which has been resolved by agreement of the parties or by the final determination of a court of competent jurisdiction, with all opportunities for appeal having been exhausted, pursuant to the Tax Sharing Agreement, or Section 9.1(xii) and Schedule 9.6, which specifically relates to the facts giving rise to a claim for indemnification under this Section 9.1(a)(xi)); and

                 (xii) any and all Foreign Subsidiary Tax Liabilities attributable to any periods commencing on or before the Closing Date, except that this indemnity shall not cover any Foreign Subsidiary Tax Liability (as defined below):

                       (A) to the extent that, in relation only to a period which has not ended on or before the Closing Date, it is reduced by the Closing Apportionment (as defined below);

                       (B) to the extent that it arises or is increased as a result only of any increase in rates of Tax or any change in law or practice or any withdrawal of any extra-statutory concession by a tax authority or any change in accountancy practice or principles, being an increase, withdrawal or change made, in any such case, after the Closing Date with retrospective effect;

                       (C) to the extent that it would not have arisen but for a voluntary transaction, action or omission carried out or effected by any of the Foreign Subsidiaries at any time after the Closing Date, other than any such transaction, action or omission: (x) carried out or effected under a legally binding commitment created on or before the Closing Date; (y) carried out or effected in the ordinary course of the trade carried on by the relevant Foreign Subsidiary as at the Closing Date; or (z) consisting of any of the Foreign Subsidiaries ceasing, or being deemed to cease, to be a member of any group of companies or associated with any other company for the purposes of any Tax;

                       (D) to the extent that it arises by reason of any voluntary disclaimer by any of the Foreign Subsidiaries after the Closing Date of the whole or part of any allowance to which any of them is entitled or by reason of the revocation by any of the Foreign Subsidiaries after the Closing Date of any claim for relief made by any of them prior to the Closing Date;

                       (E) to the extent that it arises as a result of any changes after the Closing Date in the bases, methods or policies of accounting of the Foreign Buyer and/or any of the Foreign Subsidiaries provided that the bases, methods or policies of accounting previously adopted by the Foreign Subsidiaries are in accordance with generally accepted accounting practice; or

                       (F) to the extent that it is attributable to any of the Foreign Subsidiaries ceasing to be entitled after the Closing Date to any rate of tax which applies to different companies dependent on their size or the level of their profits; or

                       (G) to the extent that it would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade carried on by any of the Foreign Subsidiaries, being a cessation or change occurring on or after the Closing Date.

                       For the purposes of this Section 9.1(a)(xii):

                       "Closing Apportionment" shall mean (y) in the case of any Foreign Subsidiary Tax Liability relating to real, personal and intangible property, such amount of that Foreign Subsidiary Tax Liability multiplied by a fraction, the numerator of which is the number of days in the period in question after the Closing Date and the denominator is the number of days in that period; and (z) in





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

the case of any Foreign Subsidiary Tax Liability (other than a Foreign Subsidiary Tax Liability relating to real, personal or intangible property), such amount of that Foreign Subsidiary Tax Liability as is attributable to the portion of the period in question which falls after the Closing Date, computed as if, for these purposes only, the period in question had ended on the Closing Date (such amount to be determined by reference to any internal records of the relevant Foreign Subsidiary and to the extent that such determination is not possible by multiplying the Foreign Subsidiary Tax Liability by the same fraction as in sub-paragraph (y) above.); and

                       "Foreign Subsidiary Tax Liability" shall mean both a liability of a Foreign Subsidiary to make actual payments of Tax (or amounts in respect of Tax), regardless of whether any such liability shall have been discharged in whole or in part on or before the Closing Date save to the extent such discharge is taken into account in the Final Balance Sheet or, if no such discharge is there taken into account, in the last audited accounts of the relevant Foreign Subsidiary and also (y) the loss of a right to repayment of Tax which has been treated as an asset of the relevant Foreign Subsidiary in preparing the Final Balance Sheet (or, if not so treated in the Final Balance Sheet, in the last audited accounts of the relevant Foreign Subsidiary) or the setting off of any such right to repayment of Tax against any actual Foreign Subsidiary Tax Liability in respect of which the Buyer Parties would, but for that setting off, have been able to make a claim against the Seller Parties; and
(z) the setting off against income, profits or gains which were earned, accrued or received on or before the Closing Date or in respect of a period ended on or before the Closing Date or against any Tax otherwise chargeable in respect of an event occurring (or deemed to occur) on or before the Closing Date or in respect of a period ended on or before the Closing Date of any relief which arises as a consequence of or by reference to an event occurring (or deemed to occur) after the Closing Date or in respect of a period commencing after the Closing Date and not as a consequence of or by reference to any event occurring (or deemed to occur) on or before the Closing Date or in respect of a period ended on or before the Closing Date in circumstances where, but for such setting off, the relevant Foreign Subsidiary would have had an actual Tax Liability in respect of which the Buyer Parties would have been able to make a claim against the Seller Parties. In any case falling within either of sub-paragraphs (y) or (z) of this paragraph, the amount that is to be treated for the purposes of this Agreement as a Foreign Subsidiary Tax Liability (the "Deemed Tax Liability") shall be determined as follows:

                                  (1) in a case which falls within sub-paragraph
(y) of this paragraph, the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that sub-paragraph;

                                  (2) in a case which falls within sub-paragraph
(z) of this paragraph and where the relief that was the subject of the setting off mentioned in that sub-paragraph was a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that relief; and

                                  (3) in a case which falls within subparagraph
(z) of this paragraph and where the relief that was the subject of the setting off mentioned in that sub-paragraph was a deduction from or offset against income, profits or gains, the Deemed Tax Liability shall be the amount of Tax which has been saved in consequence of the setting off.

             (b) Subject to the provisions of this Article 9, excluding any liability for Taxes which has been resolved by agreement of the parties or by the final determination of a court of competent jurisdiction, with all opportunities for appeal having been exhausted, pursuant to the Tax Sharing Agreement which specifically relates to the facts giving rise to a claim for indemnification under this Section 9.1(b), the Buyer Parties will jointly and severally indemnify, defend and hold the Seller Parties and their affiliates, predecessors, successors and assigns and their respective officers, directors, partners, consultants, employees and agents (collectively, the "Seller Indemnified Parties") harmless from and against all actions, suits, proceedings, claims, obligations, deficiencies, demands, assessments, judgments, damages, costs and expenses, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including reasonable attorneys' fees arising or resulting from the following:

                 (i) a breach or inaccuracy of any representation or warranty on the part of Buyers under the terms of this Agreement or any other document executed or delivered by Buyers pursuant hereto;

                 (ii) non-fulfillment of or failure to perform or comply with any agreement or covenant on the part of Buyers under the terms of this Agreement or any other document executed by Buyers pursuant hereto, including, without limitation, the Tax Sharing Agreement;

                 (iii) the Assumed Liabilities (as defined in the Assumption Agreement);

                 (iv) any claim by any Person for brokers' commissions or finders' fees or similar payments based upon any agreement alleged to have been made by, through or under any of the Buyers (or any Person acting on their behalf) in connection with this Agreement and the transactions contemplated hereunder;

                 (v) WARN or similar state or foreign Laws as a result of the termination of employment, including a constructive termination, by Buyer or the Subsidiaries of any Employee which occurs after the Closing, including with respect to any termination prior to the Closing which results in liability under such Laws because it is aggregated with terminations after the Closing;

                 (vi) any liability resulting from post-Closing changes in the Subsidiary Severance Plans or the Ertl Company Medical Plans;

                 (vii) any liability or increased liability to Tax of the Seller Parties or any of their subsidiaries which arises as a result of or by reference to any reduction or disallowance of group relief that would otherwise have been available to the Seller Parties or the relevant subsidiary or subsidiaries where and to the extent that such reduction or disallowance occurs as a result of or by reference to:

                       (A) any total or partial withdrawal effected by any of the Foreign Subsidiaries after the Closing Date of any surrender of group relief that was submitted by any of the Foreign Subsidiaries to the appropriate tax authority on or before the Closing Date in respect of any accounting period ended on or before the Closing Date;

                       (B) any total or partial disclaimer made by any of the Foreign Subsidiaries after the Closing Date of any capital allowances available to any of the Foreign Subsidiaries in respect of any accounting period ended on or before the Closing Date except where any such withdrawal or disclaimer is made at the express written request of the Seller Parties;

                 (viii) any liability or increased liability to Tax of the Seller Parties or any of their subsidiaries which arises as a consequence of or by reference to any of the following occurring or being deemed to occur at any time after the Closing Date:

                       (A) the disposal by any Relevant Company of any asset or of any interest in or right over any asset;

                       (B) the making by any Relevant Company of any such payment or deemed payment as constitutes a payment made otherwise than for bona fide commercial reasons or forming part of a scheme or arrangement the





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

main purpose of which or one of the main purposes of which is the avoidance of Tax;

                       (C) any Relevant Company ceasing to be resident in the territory in which it is resident on the Closing Date for the purposes of any Tax; or

                       (D) the effecting by any Relevant Company of any such payment or transfer of assets as constitutes the receipt by another person of an abnormal amount by way of dividend; or

                       (E) any Relevant Company failing to pay the whole of the Tax charged by any tax assessment made in respect of that Relevant Company within six months of the date of that tax assessment where (and to the extent that) the liability for that Tax arises in circumstances such that the Buyer Parties would not have been entitled to make a claim against the Seller Parties under Section 9.1 (a) (xii) of this Agreement in respect of that Tax had it been paid by the Relevant Company.

                 For the purposes of this sub-clause, the term "Relevant Company" shall mean any of the Foreign Subsidiaries; and

                 (ix) any reasonable out-of-pocket legal and accounting costs and expenses reasonably and properly incurred by the Seller Parties or any of their subsidiaries in connection with any such liability or increased liability to Tax (or claim therefor) or in taking any action under Section 9.1(b)(vii) or
(viii).

         9.2 Determination of Damages and Related Matters.

             (a) In calculating any amounts payable to the Buyer Indemnified Parties by the Seller Parties pursuant to Sections 9.1(a) or 9.5, the Seller Parties shall receive credit for (i) any reduction in actual tax liability of the Buyer Indemnified Parties as a result of the facts giving rise to the claim for indemnification (provided that no such credit shall be made prior to filing of the tax return with respect to the taxable period in which the Buyer Indemnified Parties actually receive the benefit of such reduced tax liability and, if such tax benefit will accrue in periods after the indemnity payment is due, the Seller Parties shall be required to pay the full amount due subject to Buyers' obligation to repay to amount of the credit when the tax benefit is actually realized pursuant to the last sentence of this Section 9.2(a)), (ii) any insurance, litigation or other monetary recoveries actually received by the Buyer Indemnified Parties as a result of the facts giving rise to the claim for indemnification, (iii) the amount of any reserves or accruals on the Final Balance Sheet which specifically relate to the facts giving rise to the claim for indemnification and (iv) any amounts paid to Buyers pursuant to the Tax Sharing Agreement which specifically relate to the facts giving rise to the claim for indemnification. To the extent a credit pursuant to this Section 9.2(a) arises after the receipt by the Buyer Indemnified Parties of the related indemnification amounts paid by the Seller Parties, Buyers shall promptly pay to Sellers, or offset against any other outstanding claims of any of the Buyer Indemnified Parties, the amount of such credit upon receipt by the Buyers of such amount.

             (b) In calculating any amounts payable to the Seller Indemnified Parties by the Buyer Parties pursuant to Section 9.1(b), the Buyer Parties shall receive credit for (i) any reduction in actual tax liability of the Seller Indemnified Parties as a result of the facts giving rise to the claim for indemnification (provided that no such credit shall be made prior to the taxable period in which the Seller Indemnified Parties actually receive the benefit of such reduced tax liability and, if such tax benefit will accrue in periods after the indemnity payment is due, the Buyer Parties shall be required to pay the full amount due subject to Sellers' obligation to repay to amount of the credit when the tax benefit is actually realized pursuant to the last sentence of this
Section 9.2(b)), and (ii) any insurance, litigation or other monetary recoveries actually received by the Seller Indemnified Parties as a result of the facts giving rise to the claim for indemnification and (iii) any amounts paid to Sellers pursuant to the Tax Sharing Agreement which specifically relate to the facts giving rise to the claim for indemnification. To the extent a credit pursuant to this Section 9.2(b) arises after the receipt by the Seller Indemnified Parties of the related indemnification amounts paid by the Buyer Parties, Sellers shall promptly pay to Buyers, or offset against any other outstanding claims of any of the Seller Indemnified Parties, the amount of such credit upon receipt by the Sellers of such amount.

             (c) The Seller Parties or the Buyer Parties, as the case may be, shall have no liability under Sections 9.1(a)(i) and 9.1(b)(i) for breaches of representations and warranties under Articles 4 and 5 of this Agreement, respectively, and the Seller Parties shall have no liability under Section 9.1(a)(ix) or for the payment of defense costs of the Buyer Parties pursuant to
Section 9.4(f) unless the aggregate amount of the damages and losses to the Seller Parties or the Buyer Parties, as the case may be, from all claims finally determined to arise under all such provisions with respect to such party exceed an amount equal to one percent (1%) of the Purchase Price (the "Basket") and, in such event, the Seller Parties and the Buyer Parties, as the case may be, shall be required to pay only the amount by which such aggregate amount of claims exceeds the amount of the Basket in the aggregate; provided, further, that in no event shall the amount of the

Seller Parties' or the Buyer Parties' aggregate liability under Sections 9.1(a)(i) and 9.1(b)(i), respectively, exceed the Purchase Price (the "Cap"). No claim under Section 9.1(a)(i) or 9.1(b)(i) based upon fraud or the knowing breach of a representation or warranty or the breach of any representation or warranty contained in Sections 4.1, 4.2, 4.5, 4.8, 4.18, 5.1, 5.2, 5.6 or 5.8
will be subject to the Basket or the Cap, provided, however, that any damages or losses with respect to such a claim will not be counted toward the Basket and the Cap.

             (d) The parties agree that the provisions set forth in this Article 9 can be specifically enforced in a court of competent jurisdiction. Apart from such rights to specific enforcement, the indemnification provided for in this
Article 9 shall, from and after the Closing, be the sole remedy for any claim for a breach of any representation or warranty contained in Article 4 or Article 5.

             (e) Any qualifications in the representations, warranties and covenants with respect to Material Adverse Effect, materiality or similar terms will not have any effect with respect to the calculation of the amount of any damages or losses or the application of the Cap or the Basket pursuant to this
Article 9. However, such qualifications will have an effect in determining whether a breach has occurred.

             (f) The right to indemnification and the other remedies of the parties pursuant to this Article 9 will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy or performance of or compliance with any representation, warranty, covenant or obligation pursuant to this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedies pursuant to this Article 9 based on such representations, warranties, covenants or obligations.

             (g) The Seller Parties or the Buyer Parties, as the case may be, shall have no liability for consequential damages, including, without limitation, damages relating to business interruption, pursuant to Section 9.1 or 9.5, provided, however, any losses, costs, expenses or damages arising out of or relating to a claim which is asserted by a third party against the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, shall not be deemed to be consequential damages for purposes of this Section 9.2(g).








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

         9.3 Time and Manner of Certain Claims. Except as otherwise expressly provided herein, the Seller Parties and the Buyer Parties shall be liable for damages asserted under Section 9.1(a)(i) or Section 9.1(b)(i), respectively, only to the extent that notice of a claim therefor complying with the requirements of this Section 9.3 is asserted by the other in writing and delivered prior to the expiration of a period ending 18 months from the Closing Date. Notwithstanding the foregoing, (i) the representations and warranties set forth in Sections 4.1, 4.2, 4.5, 4.18, 5.1, 5.2, 5.6 and 5.8 and claims based upon fraud or the knowing breach of a representation or warranty shall survive indefinitely, and (ii) claims for indemnification for the representations and warranties contained in Section 4.8 or Section 4.11 may be brought at any time until the underlying Tax, ERISA or employee benefit obligation is barred by the applicable period of limitation under federal, state, local or foreign laws relating thereto (as such may be extended by waiver). Any notice of a claim (a "Claim Notice") shall be in writing and shall state, to the extent reasonably practicable at the time the notice of claim is delivered, the facts giving rise to the alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim.

         9.4 Procedure for Indemnification. All claims for indemnification pursuant to Section 9.1 shall be asserted and resolved as follows:

             (a) In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which the Buyer Parties or the Seller Parties, as applicable (an "Indemnifying Party") may be liable to any of the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable (an "Indemnified Party") is asserted against or sought to be collected by a third party (an "Asserted Liability"), the Indemnified Party shall as soon as reasonably possible deliver a Claim Notice to the Indemnifying Party, which Claim Notice shall specify the nature of such Asserted Liability, except that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder, except to the extent that the Indemnifying Party demonstrates that it is materially prejudiced in its ability to defend the suit, action, claim, proceeding or investigation (a "Proceeding") for which such indemnification is sought by reason of such delay.

             (b) Upon receipt of a Claim Notice the Indemnifying Party shall be entitled at its option to assume the defense of such Proceeding with respect to which it is called upon to indemnify an Indemnified Party pursuant to this
Article 9 if the Indemnifying Party (i) notifies the Indemnified Party within 30 days (or less if the nature of the Asserted Liability requires) of its receipt of the Claim Notice (the "Notice Period") that the Indemnifying Party desires, at the





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

Indemnifying Party's sole cost and expense and by counsel of its own choosing, to defend against such Asserted Liability, and (ii) the Indemnifying Party provides reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide Indemnification with respect to such Proceeding. If, (i) under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Asserted Liability which requires the employment of separate counsel for the Indemnified Party, or (ii) the Indemnifying Party shall not have promptly retained counsel reasonably satisfactory to the Indemnified Party to take charge of the defense of such Proceeding and the Indemnified Party has employed counsel to take charge of such defense, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of such counsel (who shall be reasonably acceptable to the Indemnifying Party) and the Indemnifying Party shall not have the right to direct the defense of any Proceeding on behalf of the Indemnified Party. The Indemnifying Party shall not consent to any compromise or settlement without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless such settlement (i) includes a complete release of the Indemnified Party and (ii) does not require the Indemnified Party to make any payment or forego or take any action and does not include any finding or admission of any violation by any Indemnified Person of Law or other legal requirements. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall cooperate to the extent reasonably requested with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, but the Indemnifying Party shall control the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense, except as set forth herein.

             (c) If the Indemnifying Party elects not to defend against such Asserted Liability, then the Indemnifying Party has the right to participate in any such defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof at the reasonable cost and expense of the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any Asserted Liability effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

             (d) Notwithstanding the foregoing, if any Indemnified Party determines in good faith that there is a reasonable probability that an action for which it seeks indemnity may materially and adversely affect it or its subsidiaries or affiliates, such Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend and, with the consent of the Indemnifying Party, may compromise or settle such action. If an Indemnified





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Party has a claim against the Indemnifying Party by reason of the provisions of this Article 9, other than as provided in Section 9.4(b), such payment shall be made within fifteen (15) days after such claim is finally determined by mutual agreement of the parties hereto or pursuant to the final judgment of a court of competent jurisdiction.

             (e) In the event that an Indemnified Party has a claim against an Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party must within 45 days from the date such Claim Notice is delivered notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's Claim Notice or claims for indemnification, setting forth in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party does not deliver such written notice of objection within such 45-day period, the Indemnifying Party shall pay such amounts to the Indemnified Party upon the date such 45-day period expires. If the Indemnifying Party does deliver such written notice of objection within such 45-day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within 60 days of the delivery by the Indemnifying Party of such written notice of objection.

             (f) Notwithstanding the foregoing, Buyers shall control the defense of any Proceeding for any Asserted Liability relating to Section 9.1(a)(ix), and the Seller Parties shall pay the reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) of Buyers' defense of such Proceeding, subject to the Basket as provided in Section 9.2(c). The Buyers will consult with the Seller Parties in the defense of any such Proceeding.

         9.5 Environmental Indemnification.

             (a) Subject to the requirements of Section(s) 9.5 (b) through (f) herein, the Seller Parties shall be responsible for and shall jointly and severally indemnify, reimburse, defend and hold the Buyer Indemnified Parties harmless from and against any and all notices, demands, information requests, claims, orders, consent orders, injunctions, judgments, decrees, rulings, writs, assessments, awards, and any and all other legal or administrative proceedings, asserted, filed, brought or alleged by any person or entity, and any and all losses, fees, expenses, costs (including, without limitation, legal, accounting, consulting, contracting, engineering and similar expenses, cleanup costs, remediation, removal or other response costs at any location, whether on-site or off-site, and costs to cause any Subsidiary or the Business, or any of their assets or properties, to come




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into compliance with Environmental Laws or incurred by reason or in the course of any remodeling, renovation, expansion, repair or rehabilitation of the Business or the Real Property), investigation costs, amounts paid in settlement, damages, fines, interest, penalties, judgments or liabilities (including, without limitation, any actual or punitive damages, any damages of third parties for personal injury or property damage or to natural resources, and any diminution in value of any property), arising out of or relating in any way to:

                 (i) any breach of any representations or warranties of the Seller Parties set forth in Section 4.15;

                 (ii) any actual violation, or any violation alleged by a third party, by any of the Subsidiaries, any of their respective predecessors or the Business, of, or failure by any of the Subsidiaries, any of their respective predecessors or the Business, to comply with, any Environmental Law or Environmental Permits, as of or prior to the Closing Date and any continuation of such matter from and after the Closing Date other than fines or penalties imposed by an Environmental Authority and incurred by the Buyer Indemnified Parties as a result of actions taken by the Buyer Indemnified Parties in the operation of the Business after Closing;

                 (iii) any actual transportation, treatment, deposit, Release, threatened release, handling, storage, recycling, or use, or any transportation, treatment, deposit, Release, threatened release, handling, storage, recycling, or use alleged by any third party, by any of the Subsidiaries, any of their respective predecessors or the Business, of any Hazardous Materials off the Owned Property or Leased Property or any other property currently or formerly owned or leased by any of the Subsidiaries or any of their predecessors as of or prior to the Closing Date and any continuation of such matter from and after the Closing Date other than fines or penalties imposed by an Environmental Authority and incurred by the Buyer Indemnified Parties as a result of actions taken by the Buyer Indemnified Parties in the operation of the Business after Closing;

                 (iv) the presence, handling, storage, treatment, or Release of any Hazardous Materials on, at, upon, in, beneath, or migrating to or from the Owned Property or Leased Property or any other property currently or formerly owned or leased by any of the Subsidiaries or any of their predecessors as of or prior to the Closing Date and any continuation of such matter from and after the Closing Date other than fines or penalties imposed by an Environmental Authority and incurred by the Buyer Indemnified Parties as a result of actions taken by the Buyer Indemnified Parties in the operation of the Business after Closing;






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                 (v) the exposure or alleged exposure of any person or property at any time to any Hazardous Materials existing at, in, upon, or beneath or transported, Released or emanating to or from the Owned Property or Leased Property or any other property currently or formerly owned or leased by any of the Subsidiaries or any of their predecessors as of or prior to the Closing Date and any continuation of such matter from and after the Closing Date other than fines or penalties imposed by an Environmental Authority and incurred by the Buyer Indemnified Parties as a result of actions taken by the Buyer Indemnified Parties in the operation of the Business after Closing;

                 (vi) those matters listed in Schedule 9.5(a)(vi) hereto, however the Environmental Claim Notice requirement set forth in Section 9.5(b) hereto shall not apply, and the Seller Parties hereby agree to fully indemnify and undertake the defense of these matters; or

                 (vii) the implementation of the Phase II investigation of the Domestic Subsidiary's Dyersville Plants 1 & 2 ("Phase II Study"), a true copy of the scope of work for which is attached hereto in Schedule 9.5(a)(vii), and any and all Environmental Claims, Environmental Costs or Liabilities, or Remedial Action, arising out of or relating to any Hazardous Materials identified through implementation of the Phase II Study, and the Seller Parties shall in a commercially reasonable and diligent manner complete the Phase II Study in accordance with such scope of work and perform any and all the Remedial Actions resulting therefrom.

             (b) To the extent the Buyer Indemnified Parties (including those described in Section 9.5(e) hereof) seek indemnification under Section 9.5(a), the Buyer Indemnified Parties shall first be obligated to provide the Seller Parties with prompt written notice ("Environmental Claim Notice") of each such claim for which an indemnification is claimed hereunder and shall provide the Seller Parties with copies of any documents transmitted to or from any Environmental Authorities regarding each such Claim, except that no delay on the part of the Buyer Indemnified Parties in giving any such Environmental Claim Notice shall relieve the Seller Parties of any indemnification obligation hereunder, except to the extent that the Seller Parties demonstrate that they are materially prejudiced in their ability to defend the proceeding for which such indemnification is sought by reason of such delay. The foregoing shall not be construed as authorizing the Buyer Indemnified Parties to proceed with the response to or management of any matter, including, but not limited to, any Environmental Claim, for which indemnification will or may be sought under
Section 9.5(a) hereof, it being the intent of the parties hereto that the Seller Parties, pursuant to the following procedure, shall be given the first opportunity to manage each such Environmental







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Claim. If, within 30 days of any Environmental Claim Notice, the Seller Parties fail to respond, deny the Claim or advise of their choice not to undertake management of the Claim, the Buyer Indemnified Parties may do so, as long as the Remedial Actions and settlements undertaken by the Buyer are acceptable to applicable Environmental Authorities and are in conformance with applicable Environmental Law. The Sellers shall be provided with true copies of invoices or other charges associated with each such Claim to the extent the Seller Parties refuse or decline management of the subject Claim. If the Seller Parties choose to manage the response to any such Claim, the Seller Parties shall notify the Buyer Indemnified Parties of same within 30 days of its receipt of the Environmental Claim Notice. Regardless of the Sellers' decision to undertake the management or supervision of any Claim, and unless the parties are in litigation regarding their respective rights under this Agreement, the parties shall cooperate with one another and shall provide access to the Real Property, share data and exchange non-privileged documents received or transmitted from third parties. Any proposed or final Remedial Action or response undertaken by the Seller Parties shall not result in the imposition of any deed or well notice or restriction, or any other notice or restriction affecting the Real Property due to the presence of Hazardous Materials in, on, at, upon, beneath or from the Real Property.

             (c) Except as required by applicable Environmental Law or Environmental Authorities, Buyers shall not purposefully engage in the investigation of the environmental condition of the Real Property in an effort to accelerate the timing of any obligations of the Seller Parties under Section 9.5(a). The foregoing shall not be construed to limit the Seller Parties' indemnification obligations under Section 9.5(a) in the event Hazardous Materials or other indemnifiable circumstances under this Section 9.5 are identified by Buyers, the Subsidiaries, their respective tenants, transferees or assigns, or any of their contractors, advisors, agents or representatives, or and Environmental Authority or governmental agent in the course of the operation of the Business or the Real Property, including, by way of example and not limitation, activities such as the repair, modification or expansion of facility structures and the conduct by Buyers, the Subsidiaries or any of their respective transferees, tenants, agents or assigns or other third parties of due diligence investigations in connection with any financing, refinancing, transfer, assignment, lease, merger, sale or other similar transaction. To the extent the Buyer Indemnified Parties believe that applicable Environmental Law requires that investigations of the Real Property be conducted or that reporting to any Environmental Authority of any matter be undertaken which may trigger the Seller Parties' obligations under Section 9.5(a) hereof, the Buyers Indemnified Parties shall first provide the Seller Parties with reasonable, advance written notice of their intent to pursue such investigations or reporting.







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             (d) For so long as the Seller Parties' indemnification of the Buyer
Indemnified Parties set forth in Section 9.5(a) shall be in effect, Buyers shall provide to Sellers a copy of all information or reports that are provided by Buyers or their agents to the National Response Center or other federal, state, local or foreign agency, with regard to all Releases of Hazardous Materials on or from the Real Property where such Releases are or may relate to Hazardous Materials which exists or may have existed as of Closing and for which the Seller Parties may have liability to Buyers.

             (e) In the event that title to all or any part of the Real Property is transferred after the Closing Date, the successor in title to such Real Property or lessee of such Real Property will be a Buyer Indemnified Party for purposes of this Section 9.5 and may bring a claim for indemnification pursuant to this Section 9.5.

             (f) The provisions of this Section 9.5 shall remain in full force and effect and shall survive for a period of seven (7) years following the Closing Date, provided, however, that the Seller Parties' obligations pursuant to this Section 9.5 shall continue with respect to any matter for which an Environmental Claim Notice is delivered in accordance with Section 9.5(b) prior to the end of such 20-year period.

         9.6 Additional Provisions regarding Foreign Taxes. The Seller Parties and the Buyer Parties also agree that the procedures and matters set forth on
Schedule 9.6 shall be applicable to Tax matters with respect to the Foreign Subsidiaries.

SECTION 10. MISCELLANEOUS.

         10.1 Entire Agreement. This Agreement (with its Schedules and Exhibits) together with the existing Confidentiality Agreement between the parties contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters (except as otherwise provided in Section 6.1), and cannot be changed or terminated orally.

         10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Illinois without giving effect to conflicts of law principles thereof.

         10.3 Tables of Contents and Headings. The table of contents and Section headings of this Agreement and titles given to Schedules to this Agreement






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are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         10.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally or by prepaid overnight courier, with a record of receipt, (ii) the second day after mailing, if mailed by certified mail, return receipt requested, or (iii) the day after transmission, if sent by facsimile or telecopy (with a copy promptly sent by certified mail, return receipt requested), to the parties at the following addresses or telecopy numbers (or to such address or telecopy number as a party may have specified by notice given to the other party pursuant to this provision):

                                    If to the Seller Parties, to:

                                    U.S. Industries, Inc.
                                    101 Wood Avenue South
                                    Iselin, NJ 08830
                                    Attention:  General Counsel
                                    Telecopy:  732-767-2208

                                    with a copy to:

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, NY 10153
                                    Attention:  Ellen J. Odoner, Esq.
                                    Telecopy:   212-310-8007

                                    If to the Buyer Parties, to:

                                    Racing Champions Corporation
                                    800 Roosevelt Road
                                    Building C, Suite 320
                                    Glen Ellyn, IL 60137
                                    Attention:  Chief Executive Officer
                                    Telecopy:  630-790-0406







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                                    with copies to:

                                    Reinhart, Boerner, Van Deuren,
                                    Norris & Rieselbach, s.c.
                                    1000 North Water Street, Suite 2100
                                    P.O. Box 514000
                                    Milwaukee, WI 53203-3400
                                    Attention:  Michael T. Pepke, Esq. &
                                                James M. Bedore, Esq.
                                    Telecopy:   414-298-8097


         10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         10.6 Amendment; Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of any other party, (ii) waive any inaccuracies in representations by any other party, (iii) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, or (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

              Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement where otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and




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remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

         10.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement other than the Buyer Indemnified Parties and the Seller Indemnified Parties. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of any party hereto to assign part or all of its rights under this Agreement to one or more of their wholly-owed subsidiaries or affiliates, but no such assignment by such party of its rights or obligations hereunder shall relieve such party of any of its obligations under the Agreement to the other parties hereto.

         10.8 Best Knowledge. As used in this Agreement "to the best of Sellers' knowledge" or words of similar import shall mean actual knowledge possessed by a director or officer of any Seller Party or Subsidiary together with Mr. Gary Skidmore and James O'Leary, and "to the best of Buyers' knowledge" or words of similar import shall mean actual knowledge possessed by a director or officer of any of the Buyer Parties.

         10.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

         10.10 Bulk Sales Laws. The parties hereby waive compliance with the Bulk Sales Laws of any state or territory in which the assets of Ertl Canada are located or in which operations relating to the assets of Ertl Canada are conducted.


                 [Remainder of page intentionally left blank.]








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         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first set forth above.

                                 U.S. INDUSTRIES, INC.

                                 BY /s/ George H. MacLean
                                   ----------------------------------------

                                   Its Senior Vice President
                                      -------------------------------------

                                 JUSI HOLDINGS, INC.

                                 BY /s/ George H. MacLean
                                   ----------------------------------------

                                   Its Senior Vice President
                                      -------------------------------------

                                 USI OVERSEAS HOLDINGS LIMITED

                                 BY /s/ George H. MacLean
                                   ----------------------------------------

                                   Its Director
                                      -------------------------------------

                                 USI CANADA, INC.

                                 BY /s/ George H. MacLean
                                   ----------------------------------------

                                   Its Vice President
                                      -------------------------------------

                                 RACING CHAMPIONS CORPORATION

                                 BY /s/ Robert E. Dods
                                   ----------------------------------------

                                   Its Chief Executive Officer
                                      -------------------------------------

                                 RACING CHAMPIONS, INC.

                                 BY /s/ Robert E. Dods
                                   ----------------------------------------

                                   Its Chief Executive Officer
                                      -------------------------------------

                                 RCNA HOLDINGS, INC.

                                 BY /s/ Robert E. Dods
                                   ----------------------------------------

                                   Its Chief Executive Officer
                                      -------------------------------------





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                                 RACING CHAMPIONS WORLDWIDE LIMITED

                                 BY /s/ Robert E. Dods
                                   ----------------------------------------

                                   Its Director
                                      -------------------------------------

                                 RACING CHAMPIONS LIMITED

                                 BY /s/ Avy Stein
                                   ----------------------------------------

                                   Its Director
                                      -------------------------------------










































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